Exhibit 3.5

Kinder Morgan Canada Company

as a Limited Partner

and

KM Canada Terminals ULC

as a Limited Partner

and

Kinder Morgan Canada GP Inc.

as the General Partner and a Limited Partner

Each Person who is admitted to the Partnership as a Partner

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
of Kinder Morgan Canada Limited Partnership

August 15, 2017

4.5	No Interest Payable on Accounts	21
4.6	Deficit in Accounts	21

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES		21

5.1	Distributions by the Partnership	21
5.2	Priority Distributions	22
5.3	Preferred LP Units Distributions	22
5.4	Restriction on Distributions	22
5.5	Record Date and Payment Date	23
5.6	Manner of Payment	23
5.7	Repayments	23
5.8	Set-Off	24

ARTICLE 6 TAX MATTERS		24

6.1	Allocation of Taxable Income	24
6.2	Allocation of Net Income and Net Loss	25
6.3	Tax Information and Returns	25
6.4	Tax Elections	25
6.5	Treatment for U.S. Tax Purposes	26

ARTICLE 7 MANAGEMENT OF THE PARTNERSHIP		27

7.1	General Authority and Obligations of General Partner	27
7.2	General Powers of the General Partner	27
7.3	Limitation on Authority of General Partner	28
7.4	Title to Property	28
7.5	Discharge of Duties of General Partner	28
7.6	Limitation of Liability	29
7.7	Resolution of Conflicts of Interest	29
7.8	Other Matters Concerning the General Partner	29
7.9	Commingling of Funds	29
7.10	Maintenance of Limited Liability	30
7.11	Ostensible Authority of General Partner	30

ARTICLE 8 BOOKS AND RECORDS AND FINANCIAL INFORMATION		30

8.1	Books of Account	30
8.2	Appointment of Auditor	30
8.3	Annual Report	30
8.4	Additional Financial Information	31
8.5	Accounting Policies	31

ARTICLE 9 PARTNERSHIP MEETING		31

9.1	Meetings of Partners	31
9.2	Notice of Meetings and Quorum	32
9.3	Powers Exercisable by a Partnership Special Resolution	32
9.4	Construction of Powers	33
9.5	Voting	33
9.6	Proxies	34
9.7	Minutes	34
9.8	Conduct of Meetings	34
9.9	Resolutions Binding	35

ARTICLE 10 ASSIGNMENT OF INTEREST OF GENERAL PARTNER		35

10.1	Assignment of Interest of General Partner	35
10.2	Removal of General Partner	35
10.3	Withdrawal of General Partner	35
10.4	Condition Precedent	35
10.5	Transfer to New General Partner	36

2

10.6	Transfer of Title to New General Partner	36
10.7	New General Partner	36

ARTICLE 11 DISSOLUTION OF PARTNERSHIP		36

11.1	Events of Dissolution	36
11.2	Events Not Causing Dissolution	36
11.3	Receiver	36
11.4	Procedure on Dissolution	37
11.5	Termination of Partnership	38

ARTICLE 12 AMENDMENTS		38

12.1	Generally	38
12.2	Amendments Requiring Unanimous Approval	38
12.3	Amendments Requiring Approval of the General Partner	38
12.4	Other Amendments	39
12.5	Amendments Requiring Approval of Holders of KML Preferred Shares	39
12.6	Amendments Requiring Approval of the Independent Directors	39
12.7	Amendments by General Partner	39
12.8	Notice of Amendment	40

ARTICLE 13 MISCELLANEOUS		40

13.1	Notices	40
13.2	Time of the Essence	41
13.3	Third Party Beneficiaries	41
13.4	Further Assurances	41
13.5	Limited Partner Not a General Partner	41
13.6	Waiver	41
13.7	Successors and Assigns	41
13.8	Severability	42
13.9	Governing Law	42
13.10	Authorship	42
13.11	Counterparts	42

Schedule “A” — Unit Certificate
Schedule “B” — Designation of Rights, Privileges, Restrictions and Conditions Attaching to Preferred LP Units

3

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF KINDER MORGAN CANADA LIMITED PARTNERSHIP

This Second Amended and Restated Limited Partnership Agreement of Kinder Morgan Canada Limited Partnership (the “Partnership”) dated August 15, 2017 among Kinder Morgan Canada Company, an unlimited liability corporation existing under the laws of the Province of Nova Scotia (“KMCC”), KM Canada Terminals ULC, an unlimited liability corporation existing under the laws of the Province of Alberta (“KM Canada Terminals”), Kinder Morgan Canada GP Inc., a corporation existing under the laws of the Province of Alberta (the “General Partner”), and each Person who is admitted to the Partnership as a Partner.

WHEREAS KMCC and KM Canada Terminals formed the Partnership under the laws of the Province of Alberta pursuant to a limited partnership agreement dated May 26, 2017 (the “Original Agreement”);

AND WHEREAS on May 30, 2017 the parties amended and restated the Original Agreement pursuant to the amended and restated limited partnership agreement (the “First Amended and Restated Agreement”) following the contribution by KMCC and KM Canada Terminals, the initial general partners of the Partnership, of their respective GP Units, through a series of transactions as reflected in the Certificate, to the General Partner and the subscription by the General Partner for Class A LP Units (as defined herein) in connection with the initial public offering of Restricted Voting Shares by KML (the “Offering”);

AND WHEREAS the parties wish to amend and restate the First Amended and Restated Agreement to allow for preferred limited partnership interests in the Partnership, to create a class of such preferred limited partnership interests, issuable in series, and to create the initial series of such preferred limited partnership interests;

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Act” means the Partnership Act (Alberta).

“Affiliate” has the meaning ascribed thereto in the Securities Act (Alberta).

“Agreement” means this second amended and restated limited partnership agreement of the Partnership, including without limitation the schedules hereto, as further amended, restated, modified or supplemented from time to time.

“Auditor” means such firm of Chartered Professional Accountants (if any) as may at any time be appointed by the General Partner to act as auditor for the Partnership.

“Bonus Distribution” has the meaning specified in Section 5.6(3).

“Business” has the meaning specified in the final prospectus of KML filed with the securities regulatory authorities in each of the provinces and territories of Canada in connection with the Offering.

“Business Day” means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Calgary, Alberta.

“Capital” means, at any time, the aggregate of the General Partner’s Capital and the Limited Partners’ Capital, at that time.

“Certificate” means the certificate of limited partnership of the Partnership filed under the Act and all amendments thereto and renewals or replacements thereof.

“Class A LP Units” means the Class A limited partnership units of the Partnership.

“Class B LP Units” means the Class B limited partnership units of the Partnership.

“Closing” means the completion of the issuance and sale of Restricted Voting Shares pursuant to the Offering.

“Closing Date” means the date on which the Closing and related transactions occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Partner” means a Limited Partner holding Common Units.

“Common Units” means the units of limited partnership interest in the Partnership other than Preferred LP Units.

“Cooperation Agreement” means the cooperation agreement dated the Closing Date among the General Partner, KML, KMCC, KM Canada Terminals, the Partnership and Kinder Morgan (for the purposes of certain provisions only), as it may be amended, modified or restated from time to time.

“Distribution Amount” has the meaning specified in Section 5.1(1).

“Distribution Period” means each fiscal quarter of the Partnership, including the fiscal quarter ending December 31, from and including the first day thereof to and including the last day thereof.

“DRIP” means the dividend reinvestment plan of KML for holders of Restricted Voting Shares.

“Elected Amount” has the meaning specified in Section 5.6(3).

“Eligible Person” means a Person that (i) is resident in Canada for purposes of the Income Tax Act, (ii) if a partnership, is a “Canadian partnership” within the meaning of the Income Tax Act, (iii) is not a Person or partnership an interest in which would be a tax shelter investment for the purposes of the Income Tax Act and is not acquiring its Partnership Interest and will not hold its Partnership Interest as a tax shelter investment for the purposes of the Income Tax Act, (iv) is not a “financial institution” within the meaning of the Income Tax Act, and (v) is not a person, partnership or trust listed in subsection 100(1.1) of the Income Tax Act.

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant and any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Fiscal Year” means the fiscal year of the Partnership specified in Section 2.5.

“GAAP” means generally accepted accounting principles in the United States that the U.S. Securities and Exchange Commission has identified as having substantial authoritative support, as supplemented by Regulation S-X under the U.S. Securities Exchange Act of 1934, as amended from time to time.

“General Partner” means Kinder Morgan Canada GP Inc., in its capacity as the general partner of the Partnership, and any successor general partner appointed in accordance with this Agreement, and any successor or permitted assign thereof.

“General Partner’s Capital” means, at any time, the capital account of the General Partner in the Partnership, as maintained in accordance with Article 4.

“GP Units” means the units of general partnership interest in the Partnership.

“Income Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.), c. 1 and the regulations thereunder, as amended.

“Indemnitee” has the meaning specified in Section 2.13(1).

“Independent Directors” means the directors of KML that are independent of, and have no material relationship with, any member of the Kinder Morgan Group, and who are also “independent” within the meaning ascribed thereto in National Instrument 52-110 — Audit Committee, as it applies to KML.

“Interim Fiscal Period” has the meaning specified in Section 6.1(5).

“Kinder Morgan” means Kinder Morgan, Inc., an indirect parent of each of KMCC and KM Canada Terminals.

“Kinder Morgan Group” means Kinder Morgan and each Person that Kinder Morgan directly or indirectly controls from time to time, other than any member of the KML Group.

“KML” means Kinder Morgan Canada Limited, a corporation existing under the laws of the Province of Alberta, and includes its successors.

“KML Articles” means the articles of incorporation, amendment, arrangement or amalgamation, as applicable, of KML from time to time.

“KML Group” means KML, the General Partner, the Partnership and each Person that KML, the General Partner or the Partnership directly or indirectly controls from time to time.

“KML Preferred Shares” means any series of preferred shares in the capital of KML as set forth in the KML Articles from time to time.

“Limited Partners’ Capital” means, at any time, the aggregate of the capital accounts of each of the Limited Partners in the Partnership, as maintained in accordance with Article 4.

“Limited Partners” means, collectively, Kinder Morgan Canada GP Inc. (acting solely in its capacity as a limited partner and not as a general partner), KMCC and KM Canada Terminals, for so long as they hold LP Units, and those persons from time to time admitted to the Partnership as additional limited partners as provided in this Agreement, and “Limited Partner” means any one of them.

“LP Units” means, collectively, the Common Units and the Preferred LP Units.

“Net Income” or “Net Loss” means, respectively, the net income or net loss of the Partnership as determined in accordance with GAAP.

“Partners” means, collectively, the General Partner and the Limited Partners, and a “Partner” means any one of them.

“Partnership” means Kinder Morgan Canada Limited Partnership, a limited partnership formed under this Agreement and the laws of the Province of Alberta.

“Partnership Ordinary Resolution” means a resolution of the Common Partners holding a particular class or classes of Common Units, as provided herein, that is approved:

(i)                                     by not less than a majority of the votes cast by those Common Partners holding Common Units of a particular class or classes, as provided herein, who, being entitled to do so, vote in person or by proxy at a duly convened meeting of Common Partners, or any adjournment thereof, called in accordance with this Agreement; or

(ii)                                  in writing (for which purpose counterparts and signatures by facsimile or in electronic form may be used) signed by Common Partners holding in the aggregate not less than a majority of the aggregate number of Common Units of a particular class or classes, as provided herein.

“Partnership Special Resolution” means a resolution of the Common Partners holding a particular class or classes of Common Units, as provided herein, that is approved:

(i)                                     by at least 66 2/3% of the votes cast by those Common Partners holding Common Units of a particular class or classes, as provided herein, who, being entitled to do so, vote in person or by proxy at a duly convened meeting of Common Partners, or any adjournment thereof, called in accordance with this Agreement; or

(ii)                                  in writing (for which purpose counterparts and signatures by facsimile or in electronic form may be used) signed by Common Partners holding in the aggregate at least 66 2/3% of the aggregate number of Common Units of a particular class or classes, as provided herein.

“Payment Date” has the meaning specified in Section 5.6(3).

“Person” means a natural person, partnership, limited liability partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity or agency, and pronouns have a similarly extended meaning.

“Plan Agent” means the plan agent with respect to the DRIP which acts as the agent for holders of Restricted Voting Shares who participate in the DRIP and administers the DRIP for KML.

“Preferred LP Units” means the units of limited partnership interest in the Partnership having the rights and obligations specified in this Agreement and that are designated as Preferred LP Units from time to time, with the specific terms of each series of Preferred LP Units to be set out in a Schedule to this Agreement.

“Preferred LP Units Distribution” has the meaning specified in Section 5.3(1).

“Preferred Partner” means a Limited Partner holding Preferred LP Units.

“Preferred Shareholder Resolution” means a resolution of holders of all then outstanding KML Preferred Shares or series of KML Preferred Shares, as applicable, as provided in the KML Articles, that is approved:

(i)                                     by at least 66 2/3% of the votes cast by the holders of KML Preferred Shares or holders of a particular series of KML Preferred Shares, as applicable, who, being entitled to do so, vote in person or by proxy at a duly convened meeting of holders of KML Preferred Shares, or any adjournment thereof, called in accordance with the KML Articles; or

(ii)                                  in writing (for which purpose counterparts and signatures by facsimile or in electronic form may be used) signed by the holders of at least 66 2/3% of the aggregate number of KML Preferred Shares outstanding, or by the holders of 66 2/3% of outstanding KML Preferred Shares of a particular series, as applicable, as provided in the KML Articles.

“Priority Distribution” has the meaning specified in Section 5.2.

“Record” means the record of the Limited Partners that the General Partner is required by the Act to maintain.

“Register” means the register of the Partners maintained pursuant to Section 3.10.

“Reimbursement Distribution Amount” has the meaning specified in Section 5.1(1).

“Related Securities” has the meaning specified in Section 3.3(1).

“Restricted Voting Shares” means the restricted voting shares in the capital of KML.

“RSU Plans” means, together, KML’s Restricted Share Unit Plan for Non-Employee Directors and KML’s 2017 Restricted Share Units Plan for Canadian Employees.

“RSU” means a restricted share unit granted under either RSU Plan, as applicable.

“Securities” has the meaning specified in Section 3.6(1).

“Series 1 Preferred LP Units” means the first series of Preferred LP Units of the Partnership, the provisions of which are set forth in Schedule “B” to this Agreement.

“Special Voting Shares” means the special voting shares in the capital of KML.

“Taxable Income” or “Tax Loss” means, respectively, in respect of any fiscal period of the Partnership the amount of income or loss for tax purposes of the Partnership for such period determined in accordance with this Agreement and the provisions of the Income Tax Act.

“Transfer Agent” means such Person as is for the time being and from time to time appointed by the General Partner to act on behalf of the Partnership as registrar and transfer agent for the LP Units.

“Transfer” includes, in reference to any securities, (i) any transfer of such securities by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment, (ii) any sale, transfer, assignment, gift, donation, redemption, conversion or other disposition of such securities pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (iii) the granting, directly or indirectly, of any mortgage, charge, pledge, encumbrance or grant of security interest other than in accordance with Section 3.12, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

“Transferee” has the meaning specified in Section 3.11(2)(a).

“Transferring Limited Partner” has the meaning specified in Section 3.11(2)(a).

“Treasury Regulations” means the United States Treasury Regulations.

“TSX” means the Toronto Stock Exchange.

“Unit Certificate” means a certificate evidencing ownership of an Common Unit, a Preferred LP Unit or a GP Unit substantially in the form of Schedule “A” hereto or as otherwise approved from time to time by the General Partner.

“Weighted Average Price” has the meaning specified in Section 5.6(3).

1.2          Gender and Number.

Any reference in this Agreement to gender includes all genders and words importing the singular number only will include the plural and vice versa.

1.3          Headings, etc.

The provision of a Table of Contents, the division of this Agreement into articles and sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4          Currency.

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5          Certain Phrases, etc.

In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.6          Accounting Terms.

All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP.

1.7          Statutory References.

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation will be construed as a reference to such statute or regulation as it may be amended, re-enacted or superseded from time to time.

1.8          Schedules.

The schedules attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS

2.1          Formation of Partnership.

The Partnership was formed as a limited partnership pursuant to the Act and the Original Agreement on May 26, 2017, the date on which the Certificate was filed in accordance with the Act.  The parties have agreed to amend and restate the terms of the First Amended and Restated Agreement on the terms set forth in this Agreement.

2.2          Name of the Partnership.

Subject to the provisions of the Act and any other applicable legislation, the name of the Partnership will be “Kinder Morgan Canada Limited Partnership”, or such other name as the General Partner may from time to time determine.  The General Partner may, from time to time, designate additional names for the Partnership in a language other than the English language.

2.3          Business of the Partnership.

(1)                                 The business of the Partnership shall consist of acquiring and holding the Business, and engaging in such other activities or making such other investments as the General Partner may, in its discretion, determine.

(2)                                 The General Partner shall have the power and authority (in addition to those set out in the Act and elsewhere in this Agreement), for and on behalf of the Partnership, to undertake any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient in connection with the business of the Partnership and to take any and all actions in furtherance of the foregoing.

(3)                                 The General Partner shall not carry on business, for and on behalf of the Partnership, in any jurisdiction in which the laws do not recognize the liability of the Limited Partners to be limited substantially to the same extent as under the Act.

(4)                                 The General Partner shall carry on business, for and on behalf of the Partnership, in such a manner as to ensure, to the greatest extent possible, the limited liability of the Limited Partners, and the General Partner will register the Partnership in other jurisdictions where the General Partner considers it appropriate to do so.

2.4          Head Office and Principal Place of Business.

The head office and principal office of the Partnership will be located at Suite 2700, 300 — 5th Avenue S.W., Calgary, Alberta T2P 5J2, or at such other place or places as the General Partner may from time to time designate upon written notice of such designation to the Limited Partners.

2.5          Fiscal Year.

The fiscal year end of the Partnership for tax and financial reporting purposes will be December 31 in each calendar year or such other date as the General Partner may determine from time to time, provided that the General Partner has obtained any necessary consents from applicable taxation authorities. Each such fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.6          Term.

The Partnership will exist until it is dissolved in accordance with this Agreement.

2.7          Representations, Warranties and Covenants of the General Partner.

(1)                                 The General Partner represents, warrants, covenants and agrees with each Limited Partner that:

(a)                                 it is and will continue to be a corporation incorporated and organized and validly subsisting under the laws of the Province of Alberta or any other province or territory of Canada;

(b)                                 it is and will continue to be an Affiliate of KML;

(c)                                  it holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the general partner of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration of the General Partner;

(d)                                 it has and will continue to have all necessary capacity and corporate authority to act as the general partner of the Partnership and to perform its obligations under this Agreement, and that such obligations do not and will not conflict with or breach its articles of incorporation or by-laws;

(e)                                  this Agreement constitutes a valid and binding obligation of the General Partner, enforceable against it in accordance with the terms of this Agreement;

(f)                                   it is resident in Canada for purposes of the Income Tax Act;

(g)                                  it will act in good faith in a manner which it believes to be in, or not opposed to, the best interests of the Partnership, subject to the provisions of this Agreement;

(h)                                 it will devote to the conduct of the business and affairs of the Partnership such time as may be reasonably required for the proper management of the business and affairs of the Partnership;

(i)                                     it will, in the conduct of the business and affairs of the Partnership, act in the best interests of the Partnership and, in particular, will diligently enforce the rights of the Partnership pursuant to the terms and provisions of any instrument or document on behalf of and in the name of the Partnership from time to time as may be reasonably determined by the General Partner to be in the best interests of the Partnership; and

(j)                                    it will do all things and take all actions as may be necessary to ensure and protect, to the extent reasonably possible, the limited liability of the Limited Partners.

(2)                                 The representations, warranties and covenants contained in this Section 2.7 will survive the execution and delivery of this Agreement, and the General Partner will be obliged to ensure the continuing accuracy of each representation and warranty made by it throughout the continuation of the Partnership.

2.8          Representations, Warranties and Covenants of the Limited Partners.

(1)                                 Each of the Limited Partners severally represents, warrants, covenants and agrees with each other Partner, that:

(a)                                 where the Limited Partner is not an individual, it is incorporated or formed and validly subsisting under the laws of its jurisdiction of incorporation or formation;

(b)                                 where the Limited Partner is not an individual, it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)                                  it has the capacity and the necessary authority to enter into this Agreement and to perform its obligations hereunder, and, where the Limited Partner is not an individual, such obligations do not and will not conflict with, nor do they or will they result in a breach of any of, the constating documents or by-laws of the Limited Partner;

(d)                                 this Agreement constitutes a valid and binding obligation of the Limited Partner, enforceable against such Limited Partner in accordance with the terms of this Agreement;

(e)                                  no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance of this Agreement by such Limited Partner, other than those that have been obtained; and

(f)                                   such Limited Partner is an Eligible Person.

(2)                                 The representations, warranties and covenants set forth in Section 2.8(1) will survive the execution and delivery of this Agreement and each Limited Partner covenants and agrees to ensure that each representation and warranty made pursuant to Section 2.8(1) remains true so long as such party remains a Limited Partner.

(3)                                 If at any time any Limited Partner has knowledge that it will or it is reasonable to expect that it will cease to be an Eligible Person, such Limited Partner covenants, agrees and undertakes that it will:  (a) immediately notify the General Partner and, (b) within ten days (or such longer period of time as the General Partner may permit) but in all cases before such Limited Partner ceases to be an Eligible Person, Transfer all its LP Units to a Person who is an Eligible Person.  If any Limited Partner fails to comply with this provision or ceases to be an Eligible Person, the LP Units held by such Limited Partner shall be deemed, nunc pro tunc, to have been repurchased immediately before such Limited Partner ceased to be an Eligible Person and such Limited Partner will have the right only to receive the payment in respect of such deemed repurchase of LP Units after and to the extent an Eligible Person subscribes for LP Units in replacement of the Capital from such former Limited Partner.

2.9          Limitation on Authority of Limited Partners.

No Limited Partner in its capacity as a Limited Partner will:

(a)                                 take part in the control or management of the business of the Partnership or exercise any power in connection therewith;

(b)                                 transact any business on behalf of the Partnership or make any commitment on behalf of or otherwise obligate or bind the Partnership;

(c)                                  other than by voting on a resolution of the Partners (where the Limited Partner is entitled to so vote) and executing permitted amendments to this Agreement, execute any document that binds or purports to bind the Partnership or any other Partner as such;

(d)                                 hold itself out as having the power or authority to bind the Partnership or any other Partner as such;

(e)                                  have any authority to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(f)                                   bring any action for partition or sale in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership;

(g)                                  compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement; or

(h)                                 take any action that will jeopardize or eliminate the status of the Partnership as a limited partnership.

2.10        Power of Attorney.

(1)                                 Each Limited Partner, by its execution of this Agreement, irrevocably nominates, constitutes and appoints the General Partner as the general partner of the Partnership, with full power of substitution, as its agent and true and lawful attorney to act on its behalf with full power and authority in its name, place and stead to execute, deliver, swear to, make, file and record when, as and where required in the opinion of the General Partner:

(a)                                 the Record, the Certificate, any amendment to this Agreement, the Certificate or the Record and any other document or instrument required to form, qualify, continue and keep in good standing the Partnership as a limited partnership in all jurisdictions in which the Partnership may conduct its business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable laws of such jurisdiction;

(b)                                 any document or instrument, including without limitation any amendments to the Certificate or the Record, necessary to reflect any amendment to this Agreement;

(c)                                  any document or instrument required in connection with the winding up, dissolution or termination of the Partnership;

(d)                                 all elections, determinations, designations and returns or similar documents or instruments under the Income Tax Act, the Excise Tax Act (Canada) or any other taxation or other legislation or laws of like import of Canada or of any provinces or jurisdictions in respect of the affairs of the Partnership or of a Partner’s interest in the Partnership;

(e)                                  any document or instrument required to be filed with the appropriate governmental body, agency or authority in any jurisdiction in connection with the business, property, assets and undertaking of the Partnership;

(f)                                   any document on behalf of and in the name of the Partnership as may be necessary to give effect to the conduct of the business of the Partnership;

(g)                                  any document or instrument to give effect to the Transfer of an LP Unit or relating to the admission of additional Limited Partners subject to the terms and restrictions of this Agreement; and

(h)                                 all other instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms, and hereby ratifies such execution, delivery, swearing, making, recording and filing.

(2)                                 Each Limited Partner by execution of this Agreement confirms that the power of attorney granted is irrevocable during the continuation of the Partnership and is a power coupled with an interest and will survive its death, incapacity, insolvency, dissolution, winding up or bankruptcy and extend to bind its successors and assigns, and may be exercised by the General Partner by executing any instrument on behalf of each Limited Partner or by listing all the Limited Partners and executing such instrument with a single signature for the General Partner as attorney and agent for all of them, with the indication that it is acting on behalf of all the Limited Partners.  Each Limited Partner agrees to be bound by any representations and actions made or taken in good faith by the General Partner pursuant to such power of attorney and hereby waives any and all defences that may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney.  This power of attorney will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

(3)                                 A purchaser or Transferee of an LP Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.10.

2.11                        Unlimited Liability of General Partner.

Subject to Section 2.13, the General Partner will have unlimited liability to third parties for the debts, liabilities and obligations of the Partnership.

2.12                        Limited Liability of Limited Partners.

Subject to the provisions of the Act and of such similar legislation in Canada and elsewhere as is applicable to the Partnership, a Limited Partner is not liable for the debts, liabilities or obligations of the Partnership except in respect of the value of money and other property the Limited Partner contributes or agrees to contribute to the Partnership.

2.13                        Indemnity of General Partner.

(1)                                 To the fullest extent permitted by law, the General Partner, any former General Partner, any Person who is or was an officer, director, employee or agent of the General Partner or any former General Partner, or any Person who is or was serving at the request of the General Partner or any former General Partner as a director, officer, employee, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses on a full indemnity basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(a)                                 the General Partner or a former General Partner; or

(b)                                 an officer, director, employee or agent of the General Partner or any former General Partner; or

(c)                                  a Person serving at the request of the General Partner or any former General Partner as a director, officer, employee, agent or trustee of another Person.

Any indemnification pursuant to this Section 2.13 will be made only out of the assets of the Partnership.

(2)                                 To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 2.13.

(3)                                 The indemnification provided by this Section 2.13 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any resolution of the Partners, as a matter of law or otherwise, as to actions in the Indemnitee’s capacity as:

(a)                                 the General Partner or a former General Partner;

(b)                                 an officer, director, employee or agent of the General Partner or any former General Partner; or

(c)                                  a Person serving at the request of the General Partner or any former General Partner as a director, officer, employee, agent or trustee of another Person,

and will continue as to an Indemnitee who has ceased to serve in that capacity.

(4)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates or any other Person for the cost of) insurance, on behalf of those Persons as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.

(5)                                 In order to provide for just and equitable contribution in circumstances in which the indemnity provided in this Section 2.13 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by an Indemnitee or enforceable otherwise than in accordance with its terms, the General Partner and the Limited Partnership shall contribute to the aggregate of all claims of a nature contemplated by this Section 2.13 in such proportions as are appropriate to reflect the interest of the General Partner in the Limited Partnership as evidenced by its GP Units, on the one hand, and the interests of the Limited Partners in the Limited Partnership as evidenced by their LP Units, on the other hand, and any other equitable considerations, whether or not the Limited Partnership was sued together with the General Partner or sued separately from the General Partner; provided, for greater certainty, that the General Partner shall not in any event be liable to contribute, in the aggregate, any amounts in excess of the General Partner’s interest in the Limited Partnership as evidenced by its GP Units.

(6)                                 The General Partner will hold the benefit of this indemnity in trust and as agent for the Indemnitees.

2.14                        Compliance with Laws.

Each Limited Partner will, on the request of the General Partner from time to time, immediately execute any documents or instruments considered by the General Partner to be necessary to comply with any applicable law or regulation of the Province of Alberta or any other jurisdiction in which the Partnership carries on business, for the continuation, operation and good standing of the Partnership.

ARTICLE 3
PARTNERSHIP UNITS

3.1                               Partnership Units.

(1)                                 The limited partnership interests in the Partnership will be divided into and represented by an unlimited number of units designated as Class A LP Units, an unlimited number of units designated as Class B LP Units, an unlimited number of units designated as Preferred LP Units and such other classes of Securities as the General Partner may determine from time to time pursuant to Section 3.6.  Each LP Unit will represent an interest in the Partnership having the rights, privileges, restrictions and conditions as provided in this Agreement and as follows:

(a)                                 the holders of LP Units will have the right to receive allocations as provided for in this Agreement;

(b)                                 the holders of LP Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining property of the Partnership on dissolution or winding up as provided for in this Agreement; and

(c)                                  the holders of LP Units will have the right to receive notice of and to attend meetings of Partners of the Partnership and will be entitled to vote as set out in Section 9.5 and elsewhere in this Agreement.

Except as otherwise specified in this Agreement, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the LP Units held by each.

(2)                                 The general partnership interests in the Partnership will be divided into and represented by an unlimited number of units designated as GP Units.  Each of the GP Units will represent an interest in the Partnership having the rights, privileges, restrictions and conditions as provided in this Agreement and as follows:

(a)                                 the holders of GP Units will have the right to receive allocations as provided for in this Agreement; and

(b)                                 the holders of GP Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining property of the Partnership on dissolution or winding up as provided for in this Agreement.

3.2                               Rights, Privileges, Restrictions and Conditions of LP Units.

The LP Units will have the following rights, privileges, restrictions and conditions:

(a)                                 Distributions.  The holders of LP Units shall be entitled to receive distributions by the Partnership in the manner provided in Article 5.

(b)                                 Dissolution.  The holders of LP Units will be entitled to participate in the distribution of cash or remaining assets of the Partnership upon dissolution in the manner provided in Article 11.

(c)                                  Redemption and Exchange. The holders of LP Units will have no right to redeem LP Units or exchange LP Units for other securities. Any holder(s) of outstanding Preferred LP Units have the right to request a return of the Capital contributed to acquire the Preferred LP Units as a return of Capital on the Preferred LP Units in accordance with the terms of such Preferred LP Units.

(d)                                 Amendment of Preferred LP Units.  The General Partner shall cause the relevant terms of any then outstanding Preferred LP Units to be amended to substantially and economically reflect the amendments to any corresponding KML Preferred Shares effected in accordance with the terms thereof.

(e)                                  Cooperation Agreement.  Any Person who becomes a holder of Common Units (and Special Voting Shares associated with Class B LP Units) from time to time (through issuance or Transfer of Common Units or otherwise) must become a party to the Cooperation Agreement by signing a counterpart thereof, whereupon such Person shall be bound by all of the provisions of that Agreement and shall assume the obligations, duties and liabilities of a holder of Common Units thereunder.

3.3                               Equivalence.

(1)                                 The Partners acknowledge and agree that the Class A LP Units and the Restricted Voting Shares on the one hand and the Class B LP Units and the Special Voting Shares on the other hand are intended to convey, on a per security basis, equivalent rights to participate, directly or indirectly, in all distributions of the Partnership (subject to applicable taxes), the exercise of rights of Limited Partners and voting rights at the KML level.

(2)                                 Each Partner agrees to take all actions reasonably within its control, as applicable, to maintain the equivalency referred to in Section 3.3(1), including, without limiting the generality of the foregoing and subject to applicable laws:

(a)                                 in the event that KML subdivides, consolidates, reclassifies, reorganizes or otherwise changes its outstanding Restricted Voting Shares into a greater or lesser number of Restricted Voting Shares, then the General Partner will cause the same or an equivalent change (as determined by the General Partner as contemplated in Section 3.3(2)(c)) to be made simultaneously to each class of the Common Units;

(b)                                 if at any time while any Common Unit is outstanding:

(i)                                     there is any amalgamation, arrangement, merger or other form of business combination of KML with or into any other entity resulting in a reclassification of the outstanding Restricted Voting Shares; or

(ii)                                  KML takes any action affecting or relating to Restricted Voting Shares other than an action contemplated by Section 3.3(2)(a) or Section 3.3(2)(b)(i) which would prejudicially affect the rights of the holders of Common Units;

then the General Partner will cause the same or an equivalent change (as determined by the General Partner as contemplated in Section 3.3(2)(c), as applicable) to be made simultaneously to the rights of the holders of each class of the Common Units;

(c)                                  the General Partner, acting reasonably and in good faith, will determine equivalence (including economic equivalence as applicable) for the purposes of any event referred to in Section 3.3(2)(a) or Section 3.3(2)(b) and each such determination will be conclusive and binding on the holders of Common Units.  In making each such determination, the General Partner will consider, without excluding other factors determined by the General Partner to be relevant, the following factors:

(i)                                     in the case of any subdivision, consolidation, reclassification, reorganization or any other change of the then outstanding Restricted Voting Shares into a greater or lesser number of Restricted Voting Shares, or any amalgamation, arrangement, merger or other form of business combination of KML, the effect thereof upon the then outstanding Restricted Voting Shares;

(ii)                                  in the case of any amalgamation, merger, reorganization or other transaction affecting Common Units, the effect thereof upon the Common Units; and

(iii)                               in all such cases, the general taxation consequences of the relevant event to holders of the Common Units to the extent that such consequences may differ from taxation consequences to the holders of Restricted Voting Shares and/or Common Units generally, except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Common Units.

(3)                                 For greater certainty, the adjustments provided for in this Section 3.3 will be cumulative.

3.4                               Rights, Privileges, Restrictions and Conditions of GP Units.

The GP Units will have the following rights, privileges, restrictions and conditions:

(a)                                 Distributions.  The holders of GP Units shall be entitled to receive distributions by the Partnership in the manner provided in Article 5.

(b)                                 Dissolution.  The holders of GP Units will be entitled to participate in the distribution of cash or remaining assets of the Partnership upon dissolution in the manner provided in Article 11.

(c)                                  Redemption and Exchange.  The holders of GP Units will have no right to redeem GP Units or exchange GP Units for other securities.

3.5                               Issuance of LP Units and GP Units; Fractional LP Units.

(1)                                 Upon formation of the Partnership, the Partnership issued Class B LP Units to each of KMCC and KM Canada Terminals in return for the contribution of property with the respective aggregate values as reflected in the Certificate.

(2)                                 Prior to the Closing, KMCC and KM Canada Terminals have contributed their respective GP Units, through a series of transactions as reflected in the Certificate, to the General Partner.

(3)                                 In connection with the Closing, the Partnership has issued Class A LP Units to the General Partner.

(4)                                 On the date of this Agreement, the Partnership has issued 12,000,000 Series 1 Preferred LP Units to the General Partner.

(5)                                 In connection with the RSU Plans, the Partnership shall issue a number of Class A LP Units that do not exceed the number of Restricted Voting Shares issued by KML from time to time in connection with the vesting of RSUs granted under the RSU Plans in accordance with the terms of such plans and any applicable agreements in connection therewith.

(6)                                 The General Partner is hereby authorized to raise capital for the Partnership by offering and issuing LP Units for sale, and may determine the terms and conditions of any such offering and may do all things in that regard, and all things done by the General Partner in that regard are hereby authorized and approved.  Without limitation to any other provision of this Agreement, it is hereby expressly agreed that the Partnership will have the power and capacity to issue LP Units in consideration for cash, assets or other non-cash consideration (but not services).  The General

Partner may also, from time to time, purchase additional GP Units in consideration for cash or other property.  No fraction of an LP Unit may be issued, assigned or entered in the Register.

(7)                                 Upon acceptance by the General Partner of any subscription for LP Units and issuance of such LP Units, all Partners will be deemed to consent to the admission of the subscriber as a Limited Partner hereunder, the subscriber will (unless already a Partner) execute this Agreement (including by way of a counterpart hereof) and the General Partner will cause the subscriber to be entered on the Register and shall make such filings and recordings as may be required by law, and the subscriber will thereupon become a Limited Partner.

3.6                               Issuance of Securities.

(1)                                 Subject to the Act, to the terms of any then outstanding Preferred LP Units and the approval of the Toronto Stock Exchange as contemplated in this Agreement, the General Partner is authorized to cause the Partnership to issue any other type of security including, without limitation, Preferred LP Units, secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of LP Units that may be issued by the Partnership, or options, rights, warrants, appreciation rights, subscription rights or receipts relating to any class or series of Partnership Units, any debt obligations or any combination of any of the foregoing (collectively, the “Securities”) from time to time to the General Partner or the Limited Partners or other eligible Persons on terms and conditions established by the General Partner acting in a manner that it in good faith determines to be in the best interests of the Partnership. The issuance of any such Securities, except Securities that are debt securities or any other Securities that are not convertible into any class or series of Common Units, shall require the approval of the Toronto Stock Exchange.

(2)                                 The General Partner shall do all such things as it deems to be appropriate or necessary to comply with the Act and is authorized and directed to do all things which it deems to be necessary or advisable in connection with any future issuance of Securities, including compliance with any statute, rule, regulation or guideline of any securities regulatory authority or other governmental agency, or any other regulatory body, which shall or may have jurisdiction over the Securities or the issuance, sale or Transfer thereof.

3.7                               Withdrawal as a Limited Partner.

A Limited Partner may only withdraw from the Partnership by (1) Transferring his, her or its LP Units in accordance with the provisions of this Agreement, or (2) upon the approval of the board of directors of the General Partner, by the Partnership entering into an agreement with the Limited Partner for the repurchase of his, her or its LP Units.

3.8                               Registered Holder of LP Units.

Only one Person will be recorded on the Register as the holder of each LP Unit unless the General Partner decides otherwise.

3.9                               Unit Certificates.

Upon the acceptance by the General Partner of a subscription for LP Units, the General Partner will cause the name of the Limited Partner to be entered on the Register and on the Record as a Limited Partner and will, if requested by the Limited Partner, deliver to the Limited Partner a Unit Certificate specifying the number of LP Units represented thereby and will file or amend or cause to be filed or amended such other documents and instruments as may be required to be filed or amended under the Act and legislation similar to the Act in other jurisdictions, as required to afford limited liability to the Limited Partners so admitted to the greatest extent possible.  The General Partner may also issue and deliver Unit Certificates representing GP Units from time to time.  Every Unit Certificate must be signed by at least one officer or director of the General Partner and by at least one authorized signing officer of the Transfer Agent, but any signature other than that of the authorized signing officer of the Transfer Agent appearing thereon may be mechanically reproduced, and the validity of a Unit Certificate will not be affected by the circumstance that a person whose signature is so reproduced is deceased or no longer holds the office which he or she held when the reproduction of his or her signature in that office was authorized.

3.10                        Register and Other Records.

(1)                                 The General Partner will:

(a)                                 maintain an office in Calgary, Alberta or such other place as may be stipulated by the General Partner, and keep there a copy of the Certificate, any amendments thereto and this Agreement and any amendments thereto;

(b)                                 maintain either directly or through an intermediary appointed by it a register (the “Register”) and record therein the full names and addresses of the Partners, the number of GP Units and/or LP Units held by each Partner, particulars of registration and transfer of GP Units and LP Units and any Encumbrance of any LP Unit in accordance with Section 3.12;

(c)                                  maintain and update the Register, the Record and such other records as may be required by law; and

(d)                                 from time to time make on behalf of the Partnership all filings with any governmental authority that are required to be made by the Partnership.

(2)                                 No change of name or address of a Limited Partner, no Transfer of an LP Unit of a Limited Partner and no admission of an additional Limited Partner will be effective for the purposes of this Agreement until (a) written notice of the same has been delivered to the General Partner; (b) all requirements set out in Section 3.11 (as applicable) have been satisfied; and (c) such change, transfer, substitution or addition is duly reflected in the Record.  The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to such facts for all purposes of the Partnership.

(3)                                 Upon receipt of any notice in writing from any Partner requiring the updating of the Register or the Record or any similar document or instrument or other filing under the Act or legislation similar to the Act in other jurisdictions, the General Partner will prepare, file and record such update in the Register, the Record or other document or instrument or other filing.

3.11                        Restriction on Transfer of LP Units.

(1)                                 No Limited Partner may Transfer any of the LP Units owned by it except to Eligible Persons and in the manner expressly permitted in this Agreement.  Any attempted Transfer of LP Units made in violation of this Agreement will be null and void, the General Partner will not approve any Transfer of LP Units made in contravention of this Agreement and the Transfer Agent will not permit any such Transfer to be recorded on the Register.

(2)                                 Subject to Section 3.12, an LP Unit may be Transferred by a Limited Partner at any time subject to conformity with the following provisions:

(a)                                 A Limited Partner wishing to Transfer LP Units (the “Transferring Limited Partner”) must deliver to the General Partner a form of transfer, in form and substance satisfactory to the General Partner, duly completed and executed by the Transferring Limited Partner and the intended transferee of the LP Units (the “Transferee”).  The form of transfer must specify, inter alia, the number and class of LP Units to be Transferred.

(b)                                 LP Units may not be Transferred to Persons that are not Eligible Persons and the Transferee must deliver to the General Partner such documents (including, without limitation, a statutory declaration of residency) as the General Partner may require to evidence that the Transferee is an Eligible Person.

(c)                                  There will be no Transfer of a fraction of an LP Unit.

(d)                                 No holder of Class B LP Units will be permitted to Transfer such Class B LP Units other than as provided in this Article 3, unless either: (i) such Transfer would not require that the Transferee make an offer to holders of Restricted Voting Shares to acquire Restricted Voting Shares on the same terms and conditions under applicable securities laws, if such Class B LP Units were outstanding as Restricted Voting Shares; or (ii) if such Transfer would require that the Transferee make such an offer to holders of Restricted Voting Shares to acquire Restricted Voting Shares on the same terms and conditions under applicable securities laws, the Transferee acquiring such Class B LP Units makes a contemporaneous identical offer for Restricted Voting Shares (in terms of price, timing, proportion of securities sought to be acquired and conditions) and does not acquire such Class B LP Units unless the Transferee also acquires a proportionate number of Restricted Voting Shares actually tendered to such identical offer.

(e)                                  No holder of Class B LP Units will be permitted to Transfer such Class B LP Units without the Special Voting Shares associated therewith.

(f)                                   Each Transferee (other than a Person who is a Limited Partner as of the date of Transfer and other than a Transferee that acquires an interest in LP Units pursuant to paragraph (iii) of the definition of “Transfer”) must become a party to and must become bound by this Agreement and the Cooperation Agreement, and in connection therewith each Transferee must deliver to the General Partner such documents and other instruments as the General Partner may request to give effect to this Section 3.11(2)(e), including without limitation a duly authorized and executed signed counterpart of this Agreement and the Cooperation Agreement.

(3)                                 Where the Transferee complies with all applicable provisions of this Agreement, the General Partner is authorized to admit the Transferee to the Partnership as a Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the Transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law).  A Transferee who becomes a Limited Partner will be subject to the obligations and be entitled to the rights of a Limited Partner under this Agreement on the date on which such Transfer is effective as provided in Section 3.10(2).

3.12                        Encumbering of LP Units.

At any time and from time to time any Limited Partner may, upon prior written notice thereof to the General Partner, grant an Encumbrance on any or all of the LP Units held by it, directly or indirectly, to a recognized and reputable financial institution as security for any debt or other obligations, including guarantees, of the Limited Partner or any of its Affiliates.

3.13                        Insolvency or Bankruptcy.

Where a Person becomes entitled to an LP Unit on the insolvency or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to any requirements of Section 3.11 that may be applicable, such entitlement will not be recognized or entered in the Register and no amendment to the Record will be made in respect of such entitlement until such Person:

(a)                                 has produced evidence satisfactory to the General Partner of such entitlement;

(b)                                 has agreed in writing to be bound by the terms of this Agreement and the Cooperation Agreement and to assume the obligations of a Limited Partner under this Agreement and appoints the General Partner as such Person’s agent and lawful attorney upon the terms contained in the form of assignment prescribed by the General Partner and required to effect a transfer of an LP Unit; and

(c)                                  has delivered such other evidence, approvals, and consents in respect of such entitlement as the General Partner may require and as may be required by law or by this Agreement.

3.14                        Lost Unit Certificates.

Where a Person claims that a Unit Certificate representing an LP Unit recorded in the name of a Limited Partner has been defaced, lost, destroyed or wrongly taken, the General Partner will cause a Unit Certificate to be issued in substitution for such Unit Certificate if such Person files with the General Partner an agreement in a form satisfactory to the General Partner indemnifying and holding harmless the Partnership from any costs, damages, liabilities or expenses suffered or incurred as a result of or arising out of issuing such new Unit Certificate and satisfies such other reasonable requirements as are imposed by the General Partner.

3.15                        Inspection of Register.

Any Limited Partner, or his or her agent duly authorized in writing, will have the right to inspect and take extracts from the Register during normal business hours and upon payment of a reasonable fee to the General Partner to obtain a copy of the Register not more than five days after filing a written request therefor with the General Partner at the registered office of the Partnership.

3.16                        Parties Not Bound to see to Trust or Equity.

The General Partner will not be bound to take notice of or see to the execution of any trust (whether express, implied or constructive), charge, or pledge of equity to which any LP Unit or any interest therein is subject, nor to ascertain or inquire whether any sale or assignment of any LP Unit or any interest therein by any Limited Partner is authorized according to the terms of any trust, charge or pledge, nor to recognize any Person as having any interest in the LP Unit except for the Person recorded on the Register, or shown on the Record, as the holder of such LP Unit.  The receipt of the Person in whose name any LP Unit is recorded on the Register will be a sufficient discharge for the payment, issuance or delivery of all monies, securities and other property paid, issued or delivered in respect of such LP Unit and from all liability therefor.

3.17                        Liability on Transfer.

Upon the Transfer of an LP Unit being recorded on the Register and the Transferee becoming a Limited Partner, the Transferring Limited Partner of the LP Unit will be relieved of any further liability in respect of the LP Units Transferred that arises out of any matter occurring after the date of the amendment to the Record reflecting such Transfer.  Such Transferring Limited Partner will, however, continue to remain liable for any agreed contribution to capital not yet paid, any contribution returned to such Transferring Limited Partner by the Partnership to the extent required in accordance with the provisions of the Act, any additional contribution required to be made by such Transferring Limited Partner to the extent required by operation of law, or for any default prior to amendment of the Record as to any obligation to the

Partnership of such Transferring Limited Partner under this Agreement in respect of the LP Unit Transferred.

3.18                        General Partner May Hold Class A LP Units.

The General Partner may subscribe for and acquire Class A LP Units and Preferred Units and in respect of any of such holdings will be entered on the Register as a Limited Partner in respect of such holding only and be shown on the Record as a Limited Partner.

3.19                        General Partner as a Limited Partner.

If the General Partner is shown on the Register as a Limited Partner, the General Partner will be entitled to all of the rights of a Limited Partner under this Agreement in respect of its contribution as a Limited Partner but otherwise will have the same rights and powers and will be subject to the same restrictions and liabilities as a general partner.

ARTICLE 4
CAPITAL ACCOUNTS

4.1                               Capital Accounts.

The General Partner will maintain a separate general ledger or sub-ledger capital account for each Partner in accordance with this Article.

4.2                               Increase in Capital Accounts.

Each Partner’s capital account will be credited as follows:

(a)                                 Contributions.  At the time of each capital contribution, with the amount of money and the fair market value of property contributed by or with respect to that Partner as determined by agreement between that Partner and the General Partner.

(b)                                 Allocations of Net Income.  As of the last day of each period for which Net Income is determined, with the Partner’s allocation, in accordance with this Agreement, of Net Income, if any.

(c)                                  Liabilities.  At the time of the assumption, with the amount of all liabilities of the Partnership that are assumed by the Partner.

(d)                                 Transfers.  At the time a Transfer of LP Units or GP Units is effective, with the amount of any corresponding interest in the capital account Transferred to such Partner in accordance with the terms of this Agreement.

4.3                               Decrease in Capital Accounts.

Each Partner’s capital account will be debited as follows:

(a)                                 Allocations of Net Loss.  As of the last day of each period for which Net Loss is determined, with the Partner’s allocation, in accordance with this Agreement, of Net Loss and other items in the nature of a loss or expenditure, if any.

(b)                                 Distributions.  At the time of the distribution, with the amount of money or fair market value of property distributed to the Partner other than as a return of capital out of funds available for distribution under this Agreement.

(c)                                  Repayment of Capital.  At the time of the distribution, with the amount of money or the fair market value of property distributed to the Partner as a repayment of Capital under this Agreement.

(d)                                 Liabilities.  At the time of the assumption, with the amount of all liabilities of the Partner that are assumed by the Partnership.

(e)                                  Transfers.  At the time a Transfer of LP Units or GP Units is effective, with the amount of any corresponding interest in the capital account Transferred by such Partner in accordance with the terms of this Agreement.

4.4                               Restriction on Withdrawals.

No Partner will have any right to withdraw any amount or receive any distribution from the Partnership except, to the extent permitted by law, (a) as expressly provided in this Agreement, or (b) provided all Partners agree to any such withdrawal or receipt by such Partner.

4.5                               No Interest Payable on Accounts.

No Partner has the right to receive interest on any credit balance in any such capital accounts maintained on the books of the Partnership and no Partner is liable to pay interest to the Partnership on any deficit in any such capital accounts maintained on the books of the Partnership.

4.6                               Deficit in Accounts.

The interest of a Partner in the Partnership will not terminate by reason of a negative or zero balance in any accounts maintained on the books of the Partnership.

ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES

5.1                               Distributions by the Partnership.

(1)                                 The General Partner shall determine for each Distribution Period, the amount of cash for distribution by the Partnership (“Distribution Amount”). The General Partner shall make this determination after considering a number of factors, including, but not limited to: (i) results of the operations of the Business, (ii) financial requirements of the Business, including the funding of current and future growth projects; (iii) any requirements relating to the indebtedness of the Limited Partnership; (iv) the Preferred LP Units Distribution associated with any then outstanding Preferred LP Units; (v) working capital reserves of the Limited Partnership; and (vi) the cost and timely completion of current and future growth projects of the Business. The General Partner, at the time of making such determination, shall also determine the amount of all expenses incurred by it since the last to occur of the previous such determination made by it and the date of this Agreement in performing its duties under this Agreement as General Partner, including all costs of administration, overhead and remuneration paid to officers and directors of the General Partner (the “Reimbursement Distribution Amount”). The Distribution Amount shall be distributed by the Partnership to the Partners in the following manner and order:

(a)                                 the Reimbursement Distribution Amount shall be distributed to the General Partner;

(b)                                 the Priority Distribution shall be distributed to the General Partner on the GP Units in accordance with Section 5.2;

(c)                                  the Preferred LP Units Distribution shall be distributed to the Preferred Partners in accordance with Section 5.3;

(d)                                 an amount equal to 0.001% of the balance of the Distribution Amount shall be distributed to the General Partner; and

(e)                                  an amount equal to the balance of the Distribution Amount shall be distributed to the Common Partners on the basis of the Common Units held by them and in accordance with their pro rata entitlements as holders of Common Units.

(2)                                 The General Partner may, in addition to distributions described above, make a distribution in cash or other property to Common Partners at any other time, provided that such distribution is paid or distributed to the holder or holders of Common Units on the basis of such Common Units held by them and in accordance with their pro rata entitlements as holders of Common Units.

(3)                                 Notwithstanding sections 5.1(1) and (2), on the first day following the end of the first Fiscal Year of the Partnership, the General Partner shall make a distribution to the holders of the Class B LP Units in an amount equal to the income of the Partnership for the Interim Fiscal Period, if any, which shall be distributed to the holders of the Class B LP Units in proportion to the percentage of Class B LP Units held by such holders on the last day of the Interim Fiscal Period.

5.2                               Priority Distributions.

Notwithstanding anything to the contrary in this Agreement, before making any distribution on the LP Units, the Partnership will distribute (a “Priority Distribution”) to the General Partner on the GP Units on the relevant distribution date or at such other times as the General Partner may determine in its sole and absolute discretion, an aggregate amount of income determined by the General Partner and payable in a manner and at times determined by the General Partner sufficient to allow KML to pay its expenses on a timely basis.

5.3                               Preferred LP Units Distributions.

(1)                                 Notwithstanding anything to the contrary in this Agreement, before making any distribution on the GP Units pursuant to Section 5.1(1)(d) or the Common Units pursuant to Section 5.1(1)(e), the Partnership will distribute (a “Preferred LP Units Distribution”) to the Preferred Partners on the basis of the Preferred LP Units held by them and in accordance with their pro rata entitlements as holders of Preferred LP Units an amount to which such Preferred Partners are entitled to pursuant to the terms of the Preferred LP Units held by them.  The Preferred LP Units Distribution shall be payable in a manner and at times determined by the General Partner sufficient to allow KML to pay dividends on then outstanding KML Preferred Shares.

(2)                                 The Preferred Partners shall, as soon as practicable, distribute to KML (for further distribution, directly or through the Transfer Agent, to the holders of KML Preferred Shares) pro rata according to their respective percentage interest as of the applicable record date any distributions received pursuant to Section 5.1(1)(c) in respect of the Preferred LP Units held by the Preferred Partners from time to time.

5.4                               Restriction on Distributions.

Notwithstanding Section 5.1 and Section 5.2, if, at any time, a distribution would result in there being a negative balance in the capital account of any Limited Partner, no distribution shall be declared or paid to such Limited Partner and such distribution shall be held by the Partnership for the benefit of that Limited Partner to be paid to such Limited Partner on the first day after the end of the applicable Fiscal Year of the Partnership.

5.5                               Record Date and Payment Date.

Subject to Section 5.3(1), distributions on the LP Units and GP Units under Section 5.1(1) will be made by the Partnership within 45 days of the end of each Distribution Period, to holders of record of LP Units and GP Units at such time and on such date as determined by the General Partner.

5.6                               Manner of Payment.

(1)                                 Distributions payable pursuant to Section 5.1(1) will be paid in cash.  Any payment of cash by the General Partner to a Partner pursuant to this Agreement will be conclusively deemed to have been made upon mailing of a cheque in a postage pre-paid envelope, addressed to the Partner at the Partner’s address appearing in the Register, unless such cheque is dishonoured upon presentment.  Upon such payment, the General Partner will be discharged from all liability to the Partner in respect of such payment; provided, however, that if such cheque is lost or destroyed then, upon the presentation of evidence satisfactory to the General Partner of such loss or destruction, together with such indemnity as the General Partner may reasonably require, the General Partner will issue a replacement cheque to the Partner.

(2)                                 Notwithstanding the foregoing, the General Partner, in lieu of forwarding or causing to be forwarded a cheque pursuant to Section 5.6(1), may enter into an agreement with a Partner or take direction from a Partner providing for the payment to such Partner of amounts hereunder by electronic funds transfer or by any other method at a place or places other than the place or places specified in this Agreement.  Any payment of any cash amount pursuant to such an agreement or direction will, notwithstanding any other provision of this Agreement, be valid and binding on the General Partner, the Partnership and the relevant Partner.

(3)                                 Notwithstanding the foregoing, the holder of any Class B LP Unit will be entitled to elect to reinvest all or any portion (the “Elected Amount”) of any distributions payable pursuant to Section 5.1(1) to be payable to such holder of such Class B LP Unit, provided that the election is in writing, specifies the Elected Amount and that such reinvestment shall be made in the form of Class B LP Units and is received by the Partnership before the payment date for such distribution. Where the election is duly made by the holder of Class B LP Units, the Elected Amount will be used by such holder to purchase new Class B LP Units at the same price per Class B LP Unit as the price per Restricted Voting Share at which the Plan Agent will purchase Restricted Voting Shares for participants in the DRIP in connection with the payment date for the corresponding dividend on the Restricted Voting Shares (the “Public DRIP Price”), and the Elected Amount will be deemed for all purposes of this Agreement (i) to be paid to and received by such holder on the payment date for such distributions, and (ii) to be reinvested by such holder as the subscription price of that number of additional Class B LP Units calculated by dividing the Elected Amount by the Public DRIP Price.

(4)                                 The General Partner may determine to suspect any reinvestment of Class B LP Units pursuant to Section 5.6(3) at any time; provided, however, that if the board of directors of KML determines to suspend the DRIP at any time, the provisions of Section 5.6(3) shall be automatically concurrently suspended without any further action by the General Partner or the Limited Partnership.

5.7                               Repayments.

If, as determined by the Auditor (if any) or the General Partner, it appears that any Partner has received an amount under this Article 5 that is in excess of that Partner’s entitlement hereunder, the Partner will, promptly upon notice from the General Partner setting out the amount of such excess and explaining how such amount was determined, reimburse the Partnership to the extent of the excess.

5.8                               Set-Off.

The Partnership may set off any of its obligations to make distributions to any of the Partners against any liabilities or obligations of such Partner to the Partnership under this Agreement.

ARTICLE 6
TAX MATTERS.

6.1                               Allocation of Taxable Income.

(1)                                 Subject to Section 6.1(4), the Taxable Income and the Tax Loss of the Partnership for each fiscal year will be allocated to the Partners who were Partners at any time during such fiscal year in accordance with the provision of the Income Tax Act, including any discretionary deductions as determined by the General Partner.

(2)                                 The Taxable Income will be allocated as follows:

(a)                                 first, to the General Partner in an amount equal to the aggregate of (i) the Priority Distribution, (ii) the Reimbursement Distribution Amount, and (iii) 0.001% of the balance of the Distribution Amount paid to the General Partner;

(b)                                 second, to the Preferred Partners based on their proportionate share of the Preferred LP Units Distributions received or receivable for such Fiscal Year; provided that this calculation will not include any distributions on the Preferred LP Units that are in satisfaction of accrued distributions on the Preferred LP Units that were not paid in a previous Fiscal Year where the General Partner determines that the inclusion of such distributions would result in a Preferred Partner being allocated more income than it would have been if the distributions were paid in the Fiscal Year in which they were accrued; and

(c)                                  the balance, among the holders of Class A LP Units and Class B LP Units based on their proportionate share of distributions received or receivable for such Fiscal Year.

(3)                                 The amount of Taxable Income allocated to a Partner may exceed or be less than the amount of distributions made by the Partnership to that Partner in respect of a given Fiscal Year.

(4)                                 If, with respect to a given Fiscal Year, there is no Distribution Amount, or the Partnership has a Tax Loss, the Taxable Income or Tax Loss from each source for that Fiscal Year will be allocated to the Limited Partners in that Fiscal Year, in proportion to the percentage of the LP Units held by each of them at each of those dates.

(5)                                 Notwithstanding Section 6.1(2), for the first Fiscal Year of the Partnership, the General Partner shall determine the Partnership’s income or loss for income tax purposes as if there were a fiscal year ended immediately before the Closing Date and before the issuance of Class A LP Units by the Partnership (the “Interim Fiscal Period”), and shall allocate the income or loss of the Partnership for the Interim Fiscal Period to KMCC and KM Canada Terminals in proportion to the percentage of the Class B LP Units held by each of them on the last day of the Interim Fiscal Period.  In that first Fiscal Year, the Taxable Income of the Partnership to be allocated under Section 6.1(2) shall be the Taxable Income otherwise determined less the taxable income allocated to the holders of Class B LP Units for the Interim Fiscal Period under this Section 6.1(5).

6.2                               Allocation of Net Income and Net Loss.

The Net Income or Net Loss of the Partnership for accounting purposes will be allocated in each Fiscal Year to the Partners in the same proportion as Taxable Income or Tax Loss of the Partnership is allocated during such Fiscal Year.

6.3                               Tax Information and Returns.

(1)                                 All matters relating to tax statements, reports and returns (including amended returns) including federal, provincial and local income, property, excise, goods and services, and sales taxes filed by the Partnership, including tax audits and related matters and controversies, shall be determined and conducted by (or under the supervision of) the General Partner.

(2)                                 Within two months after the close of each Fiscal Year, the Partnership shall cause each Limited Partner to be furnished good faith estimates of the Limited Partner’s allocable share of Partnership income tax items for such Fiscal Year.

(3)                                 The General Partner shall prepare all tax information returns or other applicable returns or statements pursuant to applicable law (including amended returns) of the Partnership for each year (or portion thereof) for which such returns and statements are required to be filed.  The General Partner shall provide to each Limited Partner, as promptly as practicable prior to their filing date, all such returns and statements in order to permit such Limited Partner to review and confirm the accuracy of such returns and statements, and shall provide to such Limited Partner any financial information concerning the Partnership that such Limited Partner requests to assist with this review.

(4)                                 As promptly as practicable, and in any event within the period required by law (including extensions) and in sufficient time to permit timely preparation and filing by each Limited Partner of its Canadian federal and provincial income tax returns, the General Partner shall deliver to each Limited Partner a copy of each Canadian federal and provincial information tax return or tax report filed by the Partnership and of any other reports necessary for the Limited Partners to file their Canadian federal and provincial income tax returns, including filings under the Income Tax Act.

(5)                                 The Partnership shall, in computing its income or loss for the purposes of the Income Tax Act, or any other relevant taxing legislation in Canada, claim all expenses, deductions and reserves to the maximum extent permitted by the Income Tax Act and such other taxing legislation unless agreed to otherwise by written approval of the Limited Partners, including any Limited Partners who were partners in the Partnership at any time during the Fiscal Year.

6.4                               Tax Elections.

(1)                                 The General Partner:

(a)                                 shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Partnership or any other method or procedure related to the preparation of the Partnership’s tax information returns or other applicable returns; and

(b)                                 may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws.

(2)                                 At the request of a Limited Partner contributing property (other than cash) to the Partnership, each Partner agrees to make a joint election under subsection 97(2) of the Income Tax Act and any equivalent or corresponding provisions under applicable provincial or territorial tax legislation, within the prescribed time and in the prescribed manner, in respect of each contributions of property (other than cash) to the Partnership.  The agreed amount for purposes of such tax election in respect of each property that is transferred to the Partnership by a Limited Partner shall be the amount designated by that Limited Partner but shall not be less than the least amount that the agreed amount may be in accordance with the rules in subsection 97(2) of the Income Tax Act and any equivalent or corresponding provisions under applicable provincial or territorial tax legislation.

6.5                               Treatment for U.S. Tax Purposes.

(1)                                 The Partners acknowledge that for United States income tax purposes, the Partnership is a Canadian partnership subject to the provisions of Subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

(2)                                 The General Partner shall be the “tax matters partner” (within the meaning of Code sections 6223 and 6231(a)(7)) of the Partnership for taxable years ending on or before December 31, 2017 and, to the extent necessary, thereafter, and the “partnership representative” (within the meaning of Code sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015) of the Partnership  for all subsequent taxable years, in each case with sole authority to act on behalf of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws, and shall be solely responsible (i) for any necessary United States income tax filings, (ii) for reporting the financial results of the Partnership as may be required for United States Income Tax purposes (iii) for making, in its sole discretion, any U.S. federal income election for the Tax Partnership, and (iv) for applying, in its sole discretion, the gain deferral method described in Section 1.721(c)-3T of Temporary United States Treasury Regulation. Any reasonable, documented cost or expense incurred by the General Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by Partnership.

(3)                                 The Partnership shall (a) establish and maintain a separate capital account (“US Capital Account”) for each partner in accordance with Code Section 704(b) and Section 1.704-1(b)(2)(iv) of the Treasury Regulations, (b) allocate the Partnership’s items of income, gain, loss and deduction among the Partners in a manner, to the extent possible, to cause the US Capital Account of each partner, immediately after making such allocation, to be, as nearly as possible, equal (proportionately) to (i) the distribution that would be made to such Partner if the Partnership dissolved, its affairs wound up and its assets were sold for cash equal to their Code Section 704(b) book value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Code Section 704(b) book value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 11.4(2), minus (ii) such Partner’s share of the Partnership minimum gain and Partner nonrecourse debt minimum gain (as defined in applicable Treasury Regulations), computed immediately prior to the hypothetical sale of assets. Nonrecourse deductions shall be allocated proportionately among the Partners. The General Partner, in its sole discretion, may allocate items among the Partners for US tax purposes to ensure compliance with the US tax laws.

(4)                                 The Partnership will be treated as a continuation of Kinder Morgan Cochin ULC, an unlimited liability corporation existing under the laws of Nova Scotia, under Code section 708.

ARTICLE 7
MANAGEMENT OF THE PARTNERSHIP

7.1                               General Authority and Obligations of General Partner.

Subject to Section 7.3 and Section 7.5, the General Partner:

(a)                                 except as expressly provided in this Agreement, is authorized and obliged to manage, control, administer and operate the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership and to represent the Partnership, and

(b)                                 has the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the objects, purposes and business of the Partnership for and on behalf of the Partnership.

In so doing, the General Partner has all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law and any action taken by the General Partner will constitute the act of and shall serve to bind the Partnership.  The power of the General Partner to represent the Partnership in dealings with third parties is unrestricted insofar as third parties are concerned.

7.2                               General Powers of the General Partner.

(1)                                 Subject to Section 7.3 and Section 7.5, and without limiting the generality of Section 7.1, the General Partner has full power and exclusive authority for and on behalf of and in the name of the Partnership:

(a)                                 to enter into and to perform any agreement in connection with the establishment, operation or conduct of the business of the Partnership;

(b)                                 to manage and control all of the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary thereto;

(c)                                  to issue LP Units, GP Units or any Securities as contemplated in this Agreement;

(d)                                 to maintain records and provide reports to the Partners;

(e)                                  to acquire, invest in, hold, transfer, dispose of and otherwise deal with property of any description for or in connection with the business of the Partnership, including equity or debt securities of any Person;

(f)                                   to borrow money from time to time without limit as to the amount, cost or terms of payment thereof, to draw, make, execute and issue promissory notes, evidences of notes, evidences of indebtedness and other negotiable or nonnegotiable instruments and to secure the payment thereof by mortgage, charge, debenture, hypothecation, pledge or by the creation of any other security interest;

(g)                                  to lend money from time to time to any Person, including a Partner, without limit as to the amount or terms thereof;

(h)                                 to employ or engage Persons considered necessary or desirable for the conduct of the business of the Partnership, or delegate such responsibility to an Affiliate, or otherwise procure or engage services considered necessary or desirable for the conduct of the business of the Partnership;

(i)                                     to appoint and remove agents and grant and rescind powers of attorney;

(j)                                    to retain such legal counsel, experts, advisors or consultants as the General Partner considers appropriate, including any of same as the General Partner may, in its discretion, determine to engage on behalf of Limited Partners in the representation of Limited Partners, and to rely upon the advice of such persons;

(k)                                 to open and operate any bank account;

(l)                                     to establish any place of business of the Partnership;

(m)                             to pay all costs and expenses of the Partnership;

(n)                                 to commence or defend any action or proceeding by, against or in connection with the Partnership;

(o)                                 to collect, sue for and receive all sums of money or other property or items that are believed due to the Partnership;

(p)                                 to file returns required by any governmental or like authority;

(q)                                 to execute and file on behalf of the Partnership any elections that are referred to in the Income Tax Act, the Code or other applicable tax legislation as may be required under this Agreement or are in its reasonable opinion appropriate in the circumstances, and to deal generally with all tax matters relating to the Partnership;

(r)                                    to invest funds of the Partnership not immediately required for the business of the Partnership in accordance with the policies of the Partnership established from time to time;

(s)                                   to determine, within the permitted limits and subject to Section 5.1, the amount of, and make, distributions to Partners; and

(t)                                    to do anything that is provided for in this Agreement or that is in furtherance of or is incidental to or is necessary or desirable in respect of the business of the Partnership.

7.3                               Limitation on Authority of General Partner.

Notwithstanding the general authority and powers granted to the General Partner hereunder, the General Partner will not be entitled or empowered, on behalf of the Partnership, to exercise any of the powers set forth in Section 9.3 unless authorized by a Partnership Special Resolution in accordance therewith.

7.4                               Title to Property.

The General Partner may hold legal title to all property of the Partnership in its name for the benefit of the Partnership.

7.5                               Discharge of Duties of General Partner.

Subject to the terms of this Agreement, each General Partner agrees to exercise its powers and discharge its duties under this Agreement honestly, in good faith with a view to the best interests of the Partnership and in connection therewith shall exercise the care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances.

7.6                               Limitation of Liability.

The General Partner is not personally liable for the return of any capital contribution made by a Limited Partner to the Partnership.  Moreover, notwithstanding anything else contained in this Agreement, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law.

7.7                               Resolution of Conflicts of Interest.

Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner, on the one hand, and the Partnership, or any Limited Partner on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Limited Partners, and shall not constitute a breach of this Agreement, or of any standard of care or duty stated or implied by law, if the resolution or course of action is reasonable to the Partnership in the circumstances.  The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider: (i) the relative interests of all parties involved in such conflict or affected by such action; (ii) any customary or accepted industry practices; and (iii) any applicable generally accepted accounting practices or principles.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership.  In the absence of bad faith by the General Partner, the resolutions, actions or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or stated or implied under the Act, any law, rule or regulation.

7.8                               Other Matters Concerning the General Partner.

(1)                                 The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(2)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it in good faith and in compliance with Section 7.5, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(3)                                 The General Partner shall have the right, in respect of any of its power, authority or obligations hereunder, to act through any of its duly authorized officers or duly appointed agents.

(4)                                 Any standard of care or duty imposed under the Act or any applicable law shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not opposed to, the best interests of the Partnership.

7.9                               Commingling of Funds.

The funds and assets of the Partnership shall not be commingled with the funds or assets of the Partners or KML.

7.10                        Maintenance of Limited Liability.

The General Partner shall so far as possible, at all times, conduct the business and affairs of the Partnership in such a manner so that the liability of a Limited Partner will be limited as contemplated by this Agreement and the Act.

7.11                        Ostensible Authority of General Partner.

No person dealing with the Partnership will be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.  The General Partner will, where it deems necessary, insert, and cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Kinder Morgan Canada Limited Partnership is a limited partnership formed under the Partnership Act (Alberta). A limited partner of Kinder Morgan Canada Limited Partnership is not liable for the obligations of Kinder Morgan Canada Limited Partnership except in respect of the value of money and other property the limited partner contributes or agrees to contribute to the limited partnership.”

ARTICLE 8
BOOKS AND RECORDS AND FINANCIAL INFORMATION

8.1                               Books of Account.

The General Partner shall keep and maintain, or cause to be kept and maintained, at its principal place of business, full, complete and accurate books of account and records of the business of the Partnership and of the General Partner.  A Limited Partner may, upon five (5) Business Days’ written notice to the General Partner, inspect copies of the books and records of the Partnership and of the General Partner at the Limited Partner’s expense during normal business hours, but a Limited Partner may not have access to any information of the Partnership that the Partnership is required to hold confidential.  In addition to the audit referred to in Section 8.3 of this Agreement, and without limitation of any audit rights any Limited Partner may have pursuant to any other agreement, a Limited Partner may, at its expense and upon reasonable written notice to the General Partner, audit the books of account and records of the business of the Partnership and the General Partner provided however, if any one Limited Partner gives notice to perform an audit pursuant to this Section 8.1 within three years of such Limited Partner’s most recent audit pursuant to this Section 8.1, such Limited Partner must show reasonable cause as to why such audit is necessary.

8.2                               Appointment of Auditor.

The Partnership will, if required by law, and otherwise may retain an Auditor to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each financial year.  The Auditor may be removed by the General Partner and, upon resignation or removal of the Auditor a new Auditor may be appointed by the General Partner.

8.3                               Annual Report.

(1)                                 Within ninety (90) days after the end of each financial year (or such shorter period of time, if any, as KML or a Partner or their respective Affiliates may, pursuant to applicable securities laws, be required to file its financial statements with securities regulatory authorities or deliver its annual financial statements to holders of their respective securities), and without limitation of any rights any Limited Partner may have pursuant to any other agreement, the General Partner will forward to each Partner and to each Person who was shown on the Register as being a Partner during such financial year an annual report for such financial year containing:

(a)                                 financial statements of the Partnership as at the end of, and for, such financial year (prepared in accordance with GAAP consistently applied, with comparative financial statements as at the end of, and for, the immediately preceding financial year) containing:

(i)                                     a balance sheet;

(ii)                                  a statement of income;

(iii)                               a statement of changes in financial position; and

(iv)                              a statement of changes in Capital;

(b)                                 a report of allocations and distributions to Partners; and

(c)                                  such other information as is required to be provided to Limited Partners pursuant to applicable legislation or, in the opinion of the General Partner, is material to the business of the Partnership.

8.4                               Additional Financial Information.

Within fourty five (45) days after the end of each of the first three quarters of each financial year of the Partnership (or such shorter period of time, if any, as KML or a Partner or their respective Affiliates may, pursuant to applicable securities laws, be required to file its quarterly financial statements with securities regulatory authorities or deliver its quarterly financial statements to holders of their respective securities), and without limitation of any rights any Limited Partner may have pursuant to any other agreement, the General Partner will forward to each Partner shown on the Register as being a Partner at the end of each such quarter the unaudited financial statements of the Partnership for such quarter containing statements of operations for the relevant quarter and year to date period (with comparative financial statements as at the end of, and for, the equivalent periods in the preceding financial year) and such other information as is, in the reasonable opinion of the General Partner, material to the business of the Partnership.

8.5                               Accounting Policies.

Subject to Section 8.3, the General Partner may establish, from time to time, accounting policies with respect to the financial statements of the Partnership and may change, from time to time, any policy that has been so established provided that such policies are consistent with the provisions of this Agreement and with GAAP.

ARTICLE 9
PARTNERSHIP MEETING

9.1                               Meetings of Partners.

(1)                                 The General Partner:

(a)                                 may, in its discretion, call meetings of the Partners or Partners holding any class of LP Units, and

(b)                                 must call a meeting upon the receipt of a request in writing by the Common Partners of not less than 25% of the outstanding Common Units (in the case of a matter on which both the holders of Class A LP Units and Class B LP Units are entitled to vote), or not less than 25% of the outstanding Common Units of a particular class (in the case of a matter on which only the holders of Common Units of such particular class are entitled to vote).  Any such request must specify the purpose or purposes for which such meeting is to be called.  If the General Partner fails to call a meeting upon such request within a period of 30 days after receiving such request, the requesting Common Partner(s) may call such meeting, and the notice calling such meeting will be signed by such requesting Common Partner(s) or by any Person designated by such requesting Common Partner(s) in writing.  Any meeting called by such requesting Common Partner(s) will be conducted in accordance with the provisions of this Agreement.  The expenses incurred in calling and holding such meetings will be for the account of the Partnership.

(2)                                 The Preferred Partners will not be entitled to participate in the meetings of Partners except as otherwise provided in this Agreement or in accordance with the terms of the Preferred LP Units held by such Preferred Partners.

9.2                               Notice of Meetings and Quorum.

(1)                                 Meetings will be held at a time and at a place designated in the notice of the meeting.  The meeting will consider such business as may be contained in the notice calling the meeting and such other business as Partners are entitled to vote or act upon as provided for in this Agreement.

(2)                                 Notice of any meeting of the Partners or of Partners holding LP Units of a particular class will be given to the General Partner and each Limited Partner at his or her address shown in the Register and to the Auditor (if any).  Any such notice must be mailed by prepaid post at least 10 days (or such shorter period as may be unanimously agreed to by all Limited Partners) and not more than 50 days prior to the meeting and must state the time when and the place where such meeting is to be held.  The notice must specify, in general terms, the nature of all business scheduled to be transacted thereat.  It will not be necessary to include in any notice the text of any resolution to be considered. Notice for adjourned meetings will be given not less than 10 days (or such shorter period as may be unanimously agreed to by all Limited Partners) in advance and otherwise in accordance with the provisions for notice contained in this Section except that it need not specify the nature of business to be transacted of which notice has already been given.

(3)                                 A quorum for a meeting of Partners or of Partners holding LP Units of a particular class will consist of one or more Limited Partners, or Limited Partners holding LP Units of the particular class, as applicable, present in person or represented by proxy holding or representing at least 25% of the outstanding LP Units or LP Units of the particular class, as applicable, and if such quorum is not present on the date for which the meeting is called within one half hour after the time fixed for the holding of such meeting, the meeting will be terminated (and not adjourned).

9.3                               Powers Exercisable by a Partnership Special Resolution.

(1)                                 Subject to Section 9.3(3) and Section 12.4, the following powers will only be exercisable by a Partnership Special Resolution approved by the holders of Class A LP Units:

(a)                                 remove the General Partner and appoint a successor general partner as provided in Section 10.2;

(b)                                 continue the Partnership if the Partnership is terminated by operation of law;

(c)                                  dissolve, terminate, wind up or otherwise discontinue the Partnership;

(d)                                 sell, exchange or otherwise dispose of all or substantially all of the business or assets of the Partnership, whether in a single transaction or a series of related transactions, except in conjunction with an internal reorganization that has been approved by KML;

(e)                                  amend this Agreement pursuant to Section 12.1 in accordance with the provisions of this Agreement;

(f)                                   amend, modify, alter or repeal any Partnership Special Resolution previously approved by the holders of Class A LP Units;

(g)                                  consummate a merger or consolidation involving the Partnership, except for a merger or consolidation involving only the Partnership and its subsidiaries; and

(h)                                 elect the chairperson of a meeting of Partners as provided in Section 9.8.

(2)                                 Subject to Section 9.3(3) and Section 12.4, the following powers will only be exercisable by a Partnership Special Resolution approved by the holders of Class A LP Units and Class B LP Units, voting together as one class:

(a)                                 consolidate, subdivide or reclassify the Common Units or any of them (except pursuant to Section 3.3 of this Agreement or Section 3.1 of the Cooperation Agreement); or

(b)                                 waive any default on the part of the General Partner or release the General Partner from any claims in respect thereof.

(3)                                 Any amendment of the rights, privileges, restrictions and conditions attaching to any class of Common Units shall not be effective, unless approved by the holder or holders of the Common Units of such class, by a Partnership Special Resolution, voting separately as a class.

9.4                               Construction of Powers.

The powers in Section 9.3 will be several and cumulative and not dependent on each other and each power conferred in each paragraph of Section 9.3 will be construed as complete in itself and not by reference to any other power and the exercise of any one or more of such powers or any combination thereof, from time to time, will not be deemed to exhaust the rights of the Partners to exercise such power or powers thereafter.  The powers conferred on Limited Partners will not be exercisable if the exercise thereof would constitute taking part in the management or control of the business of the Partnership.

9.5                               Voting.

(1)                                 Except as otherwise provided in this Agreement, at all meetings of Partners, each Partner holding LP Units of the class entitled to vote as provided herein will be entitled to cast one vote for each such LP Unit owned by such Partner upon each matter presented for a vote.  Only Partners shown on the Register of the applicable class of LP Units on the date preceding the date of the notice required by Section 9.2(2) of this Agreement or a Person appointed by proxy by a Partner as shown on the Register will be entitled to vote at such meeting.

(2)                                 Every matter submitted to a meeting, except matters requiring a Partnership Special Resolution, will be decided by a show of hands unless a poll is demanded, either before or after such vote, in which case a poll will be taken.  The chairman of the meeting will not have a casting vote.  A poll will be taken on every matter requiring a Partnership Special Resolution.

(3)                                 At all meetings of the Partners on a matter voted upon:

(a)                                 for which no poll is required or requested, a declaration made by the chairman of the meeting as to the vote thereon will be conclusive evidence thereof; and

(b)                                 for which a poll is required or requested, the result of the poll will be deemed to be the vote of the meeting on the matter in respect of which the poll was taken.

9.6                               Proxies.

(1)                                 At any meeting of Partners, any Partner entitled to vote thereat may vote by proxy in substantially the following form or such other form as may be acceptable to the General Partner, acting reasonably, provided the proxy has been received by the General Partner for verification at least 48 hours prior to the scheduled time of the meeting:

INSTRUMENT OF PROXY

The undersigned,                                                                                                                                        , being owner of [Class A / Class B / Preferred, Series [•]] LP Unit(s) of Kinder Morgan Canada Limited Partnership, hereby appoints                           of                                                       , in the          of                          , as its proxy holder, with full power of substitution, to vote for it and on its behalf at the meeting of Partners to be held on the            day of                          ,            and every adjournment thereof and on every poll that may take place in consequence thereof.

SIGNED this       day of                          ,           .

A person appointed as proxy holder need not be a Partner.  Every such proxy purporting to be executed by or on behalf of a Partner will be considered to be valid unless challenged by any Partner or holder of another proxy prior to or at the time of its exercise, and the burden of proving any invalidity will rest on the person so challenging.  Any challenge to the validity of any proxy will be made in such form and will contain such material as the chairman of the meeting may reasonably approve, and all decisions concerning the validity of proxies will be made by the chairman of the meeting.

(2)                                 A proxy may be revoked by a Partner at any time prior to commencement of the meeting in respect of which it was given.

9.7                               Minutes.

Minutes of all resolutions and proceedings of every meeting of Partners will be made and recorded by the General Partner.  Minutes, when signed by the chairman of the meeting at which resolutions were passed or proceedings held, or by the chairman of the next succeeding meeting of Partners, will be prima facie evidence of the matters therein stated until the contrary is proved.  Every such meeting in respect of which minutes are made and signed will be deemed, unless the contrary is proved, to have been duly held and convened, and all resolutions passed or proceedings taken as referred to in the minutes will be deemed to have been duly passed and taken in accordance with this Agreement.

9.8                               Conduct of Meetings.

The chairman of any meeting will be a person nominated in writing by the General Partner unless some other person is appointed chairman by a Partnership Special Resolution approved by the holders of Class A LP Units.  A nominee of the General Partner may not serve as chairman if the General Partner is in default under this Agreement.  Meetings will be conducted as required by this Agreement and as determined by the chairman of the meeting where procedures are not prescribed in this Agreement.  A representative of any Limited Partner and, if the meeting is held to consider or receive audited financial statements of the Partnership, the Auditor may attend any meetings and address the meeting and any Limited Partner entitled to vote may move any resolution.

9.9                               Resolutions Binding.

Any Partnership Special Resolution or Partnership Ordinary Resolution passed in accordance with this Agreement will be binding on all Partners and their respective heirs, executors, administrators, other legal representatives, successors and assigns, whether or not such Partner was present or represented by proxy at the meeting at which such resolution was passed, whether or not such Partner was entitled to vote in respect of such resolution, whether or not such Partner voted against such resolution and whether or not such Partner received a copy of a resolution in writing passed pursuant to this Agreement.

ARTICLE 10
ASSIGNMENT OF INTEREST OF GENERAL PARTNER

10.1                        Assignment of Interest of General Partner.

Except with the prior approval of all Limited Partners, or as otherwise provided in this Agreement, the General Partner may not sell, assign, Transfer or otherwise dispose of its GP Units or its interest or rights as the General Partner in the Partnership.

10.2                        Removal of General Partner.

(1)                                 Upon the passing of any resolution of the directors or the shareholders of the General Partner requiring or approving the bankruptcy, dissolution, liquidation or winding up of the General Partner or the making of any assignment for the benefit of creditors of the General Partner, or upon the appointment of a receiver of the assets and undertaking of the General Partner, or upon the General Partner failing to maintain its status under Section 2.7(1)(a) or Section 2.7(1)(f), the General Partner will cease to be qualified to act as the general partner of the Partnership and will be deemed to have been removed thereupon as the general partner of the Partnership, and, in such instances, the holders of Class A LP Units will appoint a new general partner by a Partnership Special Resolution of the holders of Class A LP Units within 10 days of receipt of written notice of such event (which written notice will be provided by the General Partner forthwith upon the occurrence of such event), provided that the General Partner will not cease to be the General Partner until the earlier of (a) the appointment of a new general partner and (b) the expiry of the 10-day period.

(2)                                 Holders of Class A LP Units may, by a Partnership Special Resolution, remove the General Partner at any time, provided that concurrently with the removal of the General Partner, the holders of Class A LP Units must appoint a replacement general partner by a Partnership Special Resolution, which replacement general partner must assume all of the powers, responsibilities and obligations of the General Partner under this Agreement.

10.3                        Withdrawal of General Partner.

The General Partner may resign as a general partner of the Partnership on not less than 180 days’ written notice to the Limited Partners (or such shorter period as the Limited Partners may agree), and such resignation will become effective upon the earlier of the appointment of a replacement General Partner by a Partnership Special Resolution approved by the holders of Class A LP Units or the last day of such 180-day or shorter notice period, provided, however, that the General Partner may not resign if the effect thereof would be to dissolve the Partnership.

10.4                        Condition Precedent.

Prior to the removal or withdrawal of the General Partner, unless otherwise agreed by the General Partner, the Partnership must pay all amounts payable by the Partnership to the General Partner, in its capacity as general partner, pursuant to this Agreement accrued to the date of removal or withdrawal (to the extent known at such time), less any claims that the Partnership may have against the General Partner and any liabilities of the General Partner owing to the Partnership.

10.5                        Transfer to New General Partner.

On the admission to the Partnership of the new general partner of the Partnership (the “New General Partner”) and the removal or withdrawal of the General Partner, the departing General Partner (the “Departing General Partner”) must do all things and take all steps to transfer to the New General Partner the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the New General Partner and must execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion, including, without limitation, the transfer, for an amount equal to the fair market value thereof or such other amount as the New General Partner and the Departing General Partner may agree, of all GP Units held by the Departing General Partner to the New General Partner.

10.6                        Transfer of Title to New General Partner.

On the removal or withdrawal of the General Partner and the admission of the New General Partner, the Departing General Partner, at the cost of the Partnership, must transfer title to all of the Partnership’s property that is registered in the name of the Departing General Partner to the name of the New General Partner.  The Departing General Partner must execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

10.7                        New General Partner.

The New General Partner must be resident in Canada for purposes of the Income Tax Act and must become a party to this Agreement and the Cooperation Agreement by signing counterparts thereof, whereupon the New General Partner shall be bound by all of the provisions of this Agreement and the Cooperation Agreement and shall assume the obligations, duties and liabilities of the General Partner under such agreements as of the date that the New General Partner becomes the general partner.

ARTICLE 11
DISSOLUTION OF PARTNERSHIP

11.1                        Events of Dissolution.

The Partnership will be dissolved on the earliest of:

(a)                                 the authorization of such dissolution by a Partnership Special Resolution approved by the holders of Class A LP Units; and

(b)                                 the date of a dissolution caused by operation of law.

11.2                        Events Not Causing Dissolution.

The Partnership will not be dissolved or terminated by the amendment of this Agreement or the Record or by the resignation, removal, death, mental incompetence, bankruptcy, insolvency, dissolution, liquidation, winding up or receivership of, or the admission, resignation, retirement or withdrawal of any Limited Partner.

11.3                        Receiver.

Upon the occurrence of any of the events set out in Section 11.1, the General Partner will serve as the receiver of the Partnership, provided that if the General Partner is unable or unwilling to act in such capacity, the Limited Partners (voting together as one class) will appoint some other appropriate person or party to act as the receiver of the Partnership by Partnership Ordinary Resolution.

11.4                        Procedure on Dissolution.

(1)                                 The receiver will prepare or cause to be prepared a statement of financial position of the Partnership which will be reported upon by the Auditor (if any) and a copy of which will be forwarded to each Person who was shown on the Register as a Partner at the date of dissolution.  The receiver will wind up the affairs of the Partnership and will manage and operate the assets and undertaking of the Partnership and will have all powers and authority of the General Partner under this Agreement.  The receiver will be paid its reasonable fees and disbursements incurred in carrying out its duties as such.

(2)                                 The receiver will act as receiver and liquidator of the assets of the Partnership and shall, subject to any direction by Partnership Special Resolution of the Limited Partners voting together as one class, liquidate the remaining assets of the Partnership or such of such assets as the receiver shall consider appropriate.  Thereafter, the receiver shall:

(a)                                 first, pay the expenses of liquidation and the debts and liabilities of the Partnership to its creditors, or make due provision for payment thereof;

(b)                                 second, provide for such reserves as the receiver considers reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership, which may be paid to an escrow agent to be held for payment of liabilities or obligations of the Partnership;

(c)                                  third, pay to the General Partner, the amount of any costs and expenses that the General Partner is entitled to receive from the Partnership, including relating to any Reimbursement Distribution Amounts and Priority Distributions; and

(d)                                 fourth, pay or distribute (i) to the Preferred Partners, in priority to the Common Partners and the General Partner (with respect to the entitlements as a holder of GP Units only), up to the amount of the liquidation entitlement of the Preferred LP Units as set out in Schedule “B” to this Agreement, and (ii) to the holders of Class A LP Units, Class B LP Units and GP Units, in accordance with their respective partnership interests (and in the case of Class A LP Units and Class B LP Units, on an equal per unit basis), the remaining balance of the net proceeds of such liquidation and any remaining assets of the Partnership. In the event that the property and cash to be distributed to the Preferred Partners on the liquidation of the Partnership is not sufficient to pay the full amount of the liquidation entitlement of the Preferred LP Units as set out in Schedule “B” to this Agreement for each Preferred LP Unit then outstanding, the amount available for distribution shall be paid to the Preferred Partners pro rata in proportion to their respective relative percentage of Preferred LP Units held (determined by reference to the aggregate value of the issue price of the Preferred LP Units held by each Preferred Partner relative to the aggregate value of the issue price of all Preferred LP Units then outstanding).

(3)                                 The Preferred Partners shall, as soon as practicable, distribute to KML (for further distribution, directly or through the Transfer Agent, by KML to the holders of KML Preferred Shares) pro rata according to their respective percentage interest as of the applicable date, any amounts received pursuant to Section 11.4(2)(d) in respect of Preferred LP Units held by the Preferred Partners from time to time.

11.5                        Termination of Partnership.

The Partnership will terminate when its assets have been sold and the net proceeds therefrom, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership to creditors, and any remaining assets, have been distributed as provided in this Article 11.

ARTICLE 12
AMENDMENTS

12.1                        Generally.

Subject to Section 12.2, Section 12.3 and Section 12.4, this Agreement may be amended only in writing and only with the consent of the holders of Class A LP Units given by a Partnership Special Resolution.

12.2                        Amendments Requiring Unanimous Approval.

(1)                                 Subject to Section 12.5, the unanimous approval of all holders of LP Units will be required for amendments that:

(a)                                 change the liability of any Limited Partner;

(b)                                 allow any Limited Partner to take an active part in the business of the Partnership or to exercise control over management of the business of the Partnership;

(c)                                  change the priority of distributions provided in Article 5 or the priority of the distribution of proceeds on liquidation as provided in Article 11;

(d)                                 change the right of a Partner to vote as provided herein; or

(e)                                  change the Partnership from a limited partnership to a general partnership.

(2)                                 The unanimous approval of all holders of Class A LP Units will be required for amendments that alter the ability of the holders of Class A LP Units to remove the General Partner involuntarily (other than an amendment to give effect to the removal of the General Partner in accordance with Section 10.2).

(3)                                 Section 12.2, Section 12.3 and Section 12.4 may not be amended without the unanimous consent of the Partners.

(4)                                 Section 12.5 may not be amended without the approval of holders of then outstanding KML Preferred Shares given by Preferred Shareholder Resolution.

12.3                        Amendments Requiring Approval of the General Partner.

Without the consent of the General Partner, no amendment will be made to this Agreement which would have the effect of:

(a)                                 adversely affecting the rights and obligations of the General Partner (other than an amendment to give effect to the removal of the General Partner in accordance with Section 10.2 or an amendment to effect a dissolution of the Partnership in accordance with a Partnership Special Resolution passed under Section 11.1(a)); or

(b)                                 modifying the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner.

12.4                        Other Amendments.

(1)                                 No amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership with the approval of the holders of Class A LP Units by a Partnership Special Resolution, in accordance with Section 9.3(1)(c).

(2)                                 To the extent that a proposed amendment to this Agreement would or might adversely affect the rights or obligations of holders of a class of Common Units, the amendment must be approved by the holders of such class of Common Units, voting separately as a class, given by Partnership Special Resolution.

(3)                                 Any amendments to Section 3.3, Section 3.6(1) or Section 3.11(2) (and in the case of Section 3.11(2), only to the extent such amendments would affect the “coattail” provisions relating to Restricted voting Shares as contemplated Section 624 to the TSX Company Manual) shall only be made with the approval of the Toronto Stock Exchange.

12.5                        Amendments Requiring Approval of Holders of KML Preferred Shares.

(1)                                 No amendments to the rights, privileges, restrictions and conditions attaching to any series of Preferred LP Units shall be effective unless approved by Preferred Shareholder Resolution of the holders of the relevant series of KML Preferred Shares.

(2)                                 No amendments to Section 5.1, Section 5.3 or Section 11.4 hereof as such sections relate to Preferred LP Units, shall be effective unless approved by the holders of KML Preferred Shares given by Preferred Shareholder Resolution.

12.6                        Amendments Requiring Approval of the Independent Directors.

(1)                                 In addition to any approvals required under Sections 12.2, 12.3, 12.4 and 12.5, if any amendment of this Agreement constitutes, or could reasonably be expected to constitute, a conflict of interest or potential conflict of interest between the one or more members of the Kinder Morgan Group, on the one hand, and one or more members of the KML Group, on the other hand, subject to applicable laws, such amendment must be approved on behalf of KML by both the KML Board, as a whole, and the Independent Directors of KML.

(2)                                 Any amendment to Section 12.6(1) must be approved on behalf of KML by all of the Independent Directors of KML.

12.7                        Amendments by General Partner.

(1)                                 From time to time and without prior notice to, or the consent of, any Limited Partner, the General Partner, acting reasonably, may amend any provision of this Agreement or add any provision hereto if such amendment or addition is, in the opinion of counsel to the Partnership, necessary or desirable for the protection or benefit of all the Limited Partners or the Partnership or necessary or desirable to cure an ambiguity in, or to correct or supplement, any provision contained in this Agreement which is defective or inconsistent with any other provision contained in this Agreement, provided that such cure, correction or supplemental provision does not and will not affect materially adversely the interests of any Limited Partner.

(2)                                 For purposes of greater certainty and without limiting Section 12.7(1), the General Partner may make amendments to this Agreement to reflect:

(a)                                 a change in the name of the Partnership or the location of the principal office of the Partnership or the registered office of the Partnership;

(b)                                 the admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)                                  a change that, as determined by the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership in which the Limited Partners have limited liability under the applicable laws;

(d)                                 a change that, as determined by the General Partner, is reasonable, necessary or appropriate to enable the Partnership or the Limited Partners to take advantage of, or not be detrimentally affected by, changes in the Income Tax Act, the Code or other taxation laws;

(e)                                  a change to amend or add any provision, or to cure any ambiguity or to correct or supplement any provisions contained in this Agreement that may be defective or inconsistent with any other provision contained in the Agreement; or

(f)                                   a change that, as determined by the General Partner in its sole discretion, does not adversely affect any of the Limited Partners.

12.8                        Notice of Amendment.

The General Partner shall notify the Limited Partners of the full details of any amendment to this Agreement within 30 days of the effective date of such amendment.

ARTICLE 13
MISCELLANEOUS

13.1                        Notices.

(1)                                 Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile, e-mail or other similar form of recorded communication addressed:

(a)                     To the Partnership at:

Kinder Morgan Canada Limited Partnership
c/o Kinder Morgan Canada Inc.
Suite 2700, 300 — 5th Avenue S.W.
Calgary, Alberta T2P 5J2

Attention:                                         Assistant General Counsel
Facsimile:                                         (403) 514-6622
E-mail:                                                        KMC_Legal@kindermorgan.com

(b)                     To the General Partner at:

Kinder Morgan Canada GP Inc.
c/o Kinder Morgan Canada Inc.
Suite 2700, 300 — 5 Avenue S.W.
Calgary, Alberta  T2P 5J2

Attention:                                         Assistant General Counsel
Facsimile:                                         (403) 514-6622
E-mail:                                                        KMC_Legal@kindermorgan.com

(2)                                 Any such communication will be deemed to have been validly and effectively given (a) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Calgary time) and otherwise on the next Business Day, or (b) if transmitted by facsimile, via e-mail or similar means of recorded communication on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.  Any Party may change its address from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

13.2                        Time of the Essence.

Time will be of the essence of this Agreement.

13.3                        Third Party Beneficiaries.

(1)                                 The provisions of Sections 5.3(2), 11.4(3), 12.2(4) and 12.5 are intended for the benefit of the holders of KML Preferred Shares, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”).  The General Partner shall hold the rights and benefits of Sections 5.3(2), 11.4(3), 12.2(4) and 12.5 in trust for and on behalf of the Third Party Beneficiaries and the General Partner hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries.

(2)                                 Except as provided in this Section 13.3 and subject to Section 2.13, the parties intend that this Agreement will not benefit or create any right or cause of action in, or on behalf of, any Person other than the parties and no Person, other than a party will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

13.4                        Further Assurances.

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

13.5                        Limited Partner Not a General Partner.

If any provision of this Agreement has the effect of imposing upon any Limited Partner, other than the General Partner, any of the liabilities or obligations of a general partner, such provision will be of no force and effect but the remainder of this Agreement will continue in effect.

13.6                        Waiver.

(1)                                 No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar), nor will such waiver be binding unless executed in writing by the party to be bound by the waiver.

(2)                                 No failure on the part of a party to exercise, and no delay in exercising any right under this Agreement will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

13.7                        Successors and Assigns.

(1)                                 This Agreement will be binding upon and enure to the benefit of the parties and their respective successors, heirs, personal representatives and permitted assigns.

(2)                                 Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement will be assignable or transferable by any party without the prior written consent of the other parties unless (a) such assignment is permitted under and completed in accordance with this Agreement, and (b) the assignee agrees to be bound by this Agreement.

13.8                        Severability.

If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

13.9                        Governing Law.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

13.10                 Authorship.

The parties hereto agree that the terms and language of this Agreement are the result of negotiations between the parties hereto and, as a result, there will be no presumption that any ambiguity in this Agreement will be resolved against any party hereto.

13.11                 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or in electronic form) and all such counterparts taken together will be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first above written.

KINDER MORGAN CANADA COMPANY, as Limited Partner

(signed) “Melanie Blair”

Per:
Authorized Signing Officer

KM CANADA TERMINALS ULC, as Limited Partner

(signed) “Melanie Blair”

Per:
Authorized Signing Officer

KINDER MORGAN CANADA GP INC., as Limited Partner and the General Partner

(signed) “Melanie Blair”

Per:
Authorized Signing Officer

SCHEDULE “A”

UNIT CERTIFICATE

KINDER MORGAN CANADA LIMITED PARTNERSHIP
(a limited partnership formed under the laws of the Province of Alberta)

The limited partnership interest in Kinder Morgan Canada Limited Partnership of the Limited Partners is divided into and limited to Class A LP Units, Class B LP Units and Preferred LP Units.

The general partnership interest in Kinder Morgan Canada Limited Partnership is divided into GP Units.

THIS IS TO CERTIFY THAT [•] is the registered holder of [• (•)] [Class A LP / Class B LP / Preferred, Series [•]/ GP] Units of Kinder Morgan Canada Limited Partnership.

This Unit Certificate and the [LP Units/GP Units] represented hereby are held subject to the conditions and restrictions contained in, and the rights of a holder of [LP Units/GP Units] are governed by, the Second Amended and Restated Limited Partnership Agreement dated August 15, 2017 among Kinder Morgan Canada Company, an unlimited liability corporation existing under the laws of the Province of Nova Scotia, KM Canada Terminals ULC, an unlimited liability corporation existing under the laws of the Province of Alberta, Kinder Morgan Canada GP Inc., a corporation existing under the laws of the Province of Alberta, and each Person who is admitted to the Partnership as a Partner, as from time to time amended, restated, modified or supplemented (the “Limited Partnership Agreement”).  Capitalized terms used in this Unit Certificate have the meaning defined in the Limited Partnership Agreement.

LP UNITS AND GP UNITS ARE SUBJECT TO PROHIBITIONS OR RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DEALINGS IN CERTAIN CIRCUMSTANCES AS PROVIDED IN THE LIMITED PARTNERSHIP AGREEMENT.  LIMITED PARTNERS MAY LOSE THE PROTECTION OF LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES.

A transfer of any LP Units represented by this Unit Certificate may only be effected in accordance with the provisions of the Limited Partnership Agreement and upon complete satisfaction of all such provisions may be initiated by delivering this Unit Certificate together with the then prescribed form of instrument of transfer properly executed by the registered holder and the transferee to the registrar and transfer agent from time to time for Kinder Morgan Canada Limited Partnership at its principal office.  GP Units may only be transferred in accordance with the provisions of the Limited Partnership Agreement, including provisions relating to replacement of the General Partner.

IN WITNESS WHEREOF, Kinder Morgan Canada GP Inc., the General Partner(s) of Kinder Morgan Canada Limited Partnership, has caused this Unit Certificate to be signed by its duly authorized officer(s).

[remainder of the page intentionally left blank]

DATED this       day of                .

KINDER MORGAN CANADA LIMITED PARTNERSHIP, by its General Partner, KINDER MORGAN CANADA GP INC.

Per:
Authorized Signing Officer

SCHEDULE “B”

TERMS OF PREFERRED LP UNITS OF

KINDER MORGAN CANADA LIMITED PARTNERSHIP

(the “Partnership”)

The Partnership is authorized to issue an unlimited number of Preferred LP Units. The rights, privileges, restrictions and conditions attached to the Preferred LP Units are set forth below. Capitalized terms used this Schedule “B”, including exhibits hereto, but not otherwise defined shall have the meaning ascribed thereto in the second amended and restated limited partnership agreement of the Partnership dated August 15, 2017, as amended from time to time (the “Partnership Agreement”).

(a)                                 One or More Series

Preferred LP Units may at any time and from time to time be issued in one or more series.

(b)                                 Terms of Each Series

Subject to the terms of the Partnership Agreement, the General Partner may fix, before the issue thereof, the number of Preferred LP Units of each series and designate rights, privileges, restrictions and conditions attaching to the Preferred LP Units of each series.

(c)                                  Ranking of Preferred LP Units

The Preferred LP Units of each series shall, with respect to the payment of distributions of the Partnership and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, rank on a parity with the Preferred LP Units of every other series and be entitled to preference over the Common Units and any other units ranking junior to the Preferred LP Units with respect to priority in payment of distributions of the Partnership and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Partnership.  If any amount of cumulative distributions (whether or not declared) or declared non-cumulative distributions or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred LP Units of any series are not paid in full, the Preferred LP Units of such series shall participate rateably with the Preferred LP Units of every other series in respect of all such distributions and amounts in accordance with the amounts that would be payable with respect to such Preferred LP Units if all such distributions were paid in full and all amounts payable on such a return of capital were paid in full.

EXHIBIT “1”

SERIES 1, PREFERRED LP UNITS SCHEDULE

The first series of Preferred LP Units of the Partnership shall consist of 12,000,000 units designated as Preferred LP Units, Series 1 (the “Series 1 Units”). In addition to the rights, privileges, restrictions and conditions attaching to the Preferred LP Units as a class, the rights, privileges, restrictions and conditions attaching to the Series 1 Units shall be as follows:

1.                                      Interpretation

In these Series 1 Unit provisions, the following terms have the meanings indicated:

(a)                                 “Distribution Amount” means the amount per Series 1 Unit equal to the quotient of the aggregate dividend amount declared and payable by KML in respect of all Series 1 KML Preferred Shares and Series 2 KML Preferred Shares outstanding on the relevant Distribution Payment Date divided by the number of Series 1 Units outstanding;

(b)                                 “Distribution Payment Date” means the 15th day of February, May, August and November in any year or any other date on which a payment is made by KML to the holders of all Series 1 KML Preferred Shares and Series 2 KML Preferred Shares then outstanding in respect of dividends declared on such shares in accordance with the terms thereof;

(c)                                  “KML” means Kinder Morgan Canada Limited, a corporation existing under the laws of the Province of Alberta;

(d)                                 “KML Preferred Shares” means any series of preferred shares in the capital of KML as set forth in the KML Articles from time to time;

(e)                                  “Liquidation” means the dissolution of the Partnership pursuant to Article 11 of the Partnership Agreement;

(f)                                   “Preferred LP Units” means the Preferred LP Units of the Partnership;

(g)                                  “Preferred Contributed Capital” means the amount paid to acquire the Series 1 Units or such amounts that are remaining after a return of all or a portion of such capital;

(h)                                 “Series 1 KML Preferred Shares” means the first series of KML Preferred Shares designated as Cumulative Redeemable Minimum Rate Reset Preferred Shares, Series 1; and

(i)                                     “Series 2 KML Preferred Shares” means the first series of KML Preferred Shares designated as Cumulative Redeemable Floating Rate Preferred Shares, Series 2.

2.                                      Distributions

(a)                                 The holders of the Series 1 Units shall be entitled to receive cash distributions in the amount per unit equal to the Distribution Amount on each applicable Distribution Payment Date.

(b)                                 If the distributions payable pursuant to paragraph (2)(a) are not paid in full on all of the Series 1 Units then outstanding, such distribution amount or the unpaid part of it shall be paid on a subsequent date or dates to be determined by the General Partner in accordance with the Partnership Agreement.

2

(c)                                  The holders of the Series 1 Units shall not be entitled to any distributions other than as specified in this paragraph (2).

3.                                      Return of Contributed Capital

Subject to applicable provisions in the Partnership Agreement, the Partnership may return the Preferred Contributed Capital in an amount necessary to fund any purchase for cancellation or redemption of Series 1 KML Preferred Shares or Series 2 KML Preferred Shares purchased for cancellation by KML in accordance with the terms thereof and at the same purchase price.

4.                                      Liquidation, Dissolution or Winding-up

In the event of a Liquidation, the holders of the Series 1 Units shall be entitled to receive $25.00 per Series 1 Unit less any return of Preferred Contributed Capital plus all accrued and unpaid distributions thereon, which for such purpose shall be calculated on a pro rata basis for the period from and including the last Distribution Payment Date on which distributions on the Series 1 Units have been paid to but excluding the date of such Liquidation, before any amount shall be paid or any property or assets of the Partnership shall be distributed to the holders of the Common Units or to the holders of any other LP Units ranking junior to the Series 1 Units in any respect. After payment to the holders of the Series 1 Units of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Partnership.

5.                                      Voting Rights

The holders of Series 1 Units shall not be entitled, except as otherwise provided by law and except for meetings of the holders of Preferred LP Units as a class and meetings of the holders of Series 1 Units as a series as provided for in this Exhibit “1” and in the Partnership Agreement, to receive notice of, attend at, or vote at any meeting of Limited Partners.

6.                                      Restrictions on Payment of Distributions and Reduction of Junior Capital

So long as any of the Series 1 Units are outstanding, the Partnership shall not:

(a)                                 return capital or acquire less than all the Series 1 Units and all other Preferred LP Units then outstanding ranking prior to or on parity with the Series 1 Units with respect to payment of distributions;

(b)                                 pay or set apart for payment any distributions (other than distributions in LP Units ranking junior to the Series 1 Units and subject to any applicable provisions of the Partnership Agreement) on the Common Units or any other LP Units ranking junior to the Series 1 Units with respect to payment of distributions; or

(c)                                  call for redemption, purchase, reduce or otherwise pay for any LP Units ranking junior to the Series 1 Units with respect to repayment of capital or with respect to payment of distributions;

unless all distributions up to and including the distributions payable with respect to the last preceding Distribution Periods on the Series 1 Units and on all other Preferred LP Units ranking prior to or on a parity with the Series 1 Units with respect to payment of distributions then outstanding shall have been paid or set apart for payment at the date of any such action referred to in subparagraphs 6 (a), (b) and (c).

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7.                                      Withholding Tax

Notwithstanding any other provision contained in this Exhibit “1”, the Partnership may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in units) to be made pursuant to any of the provisions in this Exhibit “1” any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Exhibit “1” is less than the amount that the Partnership is so required or permitted to deduct or withhold, the Partnership shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to this Exhibit “1” any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 1 Units pursuant to provisions of this Exhibit “1” shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph (7). Holders of Series 1 Units shall be responsible for all withholding taxes under Part XIII of the Income Tax Act in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to provisions of this Exhibit “1” and shall indemnify and hold harmless the Partnership on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them.

8.                                      Amendments

The provisions attaching to the Series 1 Units may be deleted, varied, modified, amended or amplified in accordance with the Partnership Agreement.

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